Exhibit (a)(1)(i)

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

If you are in any doubt about the contents of this Circular or the action you should take, you are recommended to seek your own financial advice immediately from your stockbroker, bank, solicitor, accountant, fund manager or other appropriate independent financial adviser authorised under the Financial Services and Markets Act 2000 if you are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

If you sell or have sold or otherwise transferred all of your Ordinary Shares or ADSs before 3.00 p.m. (UK time) on 29 November 2012, please forward this Circular and the accompanying documentation as soon as possible to the purchaser or transferee or to the bank, stockbroker or other agent through whom the sale or transfer was effected, for onward transmission to the purchaser or transferee. If you sell or have sold or otherwise transferred only part of your holding of Ordinary Shares or ADSs, you should retain this Circular and the accompanying documentation, and you should consult with the bank, stockbroker or other agent through whom the sale or transfer was effected.

Neither Ordinary Shares nor ADSs may be tendered in the Tender Offer by guaranteed delivery.

Any person (including, without limitation, custodians, nominees and trustees) who may have a contractual or legal obligation or may otherwise intend to forward this Circular to any jurisdiction outside the UK or the United States should seek appropriate advice before taking any action. The distribution of this Circular and any accompanying documents into jurisdictions other than the UK or the United States may be restricted by law. Any person not in the UK or in the United States into whose possession this Circular and any accompanying documents come should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

The Tender Offer is not being made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, facsimile transmission, email, telex and telephone) of interstate or foreign commerce of, or any facilities of a national securities exchange of Australia, Canada, Japan or any other jurisdiction where the mailing of this Circular into or inside such jurisdiction would constitute violation of the laws of such jurisdiction. Copies of this Circular and the Tender Form are not being and must not be mailed or otherwise distributed or sent in or into Australia, Canada, Japan or any other jurisdiction where the mailing of this Circular into or inside such jurisdiction would constitute violation of the laws of such jurisdiction, including to Shareholders with registered addresses in these jurisdictions or to persons whom the Company or the Counterparty Bank or know to be trustees, nominees or custodians holding Ordinary Shares for such persons.

CSR plc

(incorporated and registered in England and Wales, No. 04187346)

Return of Cash to Shareholders of CSR plc by way of a Tender Offer to purchase Ordinary Shares (including Ordinary Shares represented by

American Depositary Shares) up to a maximum value of £176.69 million

(US$285 million)

Circular to Ordinary Shareholders

and

ADS Holders

The return of cash to Shareholders is being implemented by way of a tender offer for the Ordinary Shares to be made by the Counterparty Bank acting as principal and on the terms and subject to the Conditions referred to in this Circular. ADS Holders may participate in the Tender Offer by tendering ADSs, which will be deemed an instruction to the Tender Agent to cause the Custodian for the Depositary to tender the Ordinary Shares underlying the tendered ADSs. In the United States, J.P. Morgan Securities LLC, the registered US broker-dealer affiliate of the Counterparty Bank, is also participating in the Tender Offer as required by US law. The Counterparty Bank and the Company have entered into the Option Agreement pursuant to which the Counterparty Bank has the right to require the Company to purchase from the Counterparty Bank the Ordinary Shares (including Ordinary Shares represented by ADSs) purchased by it under the Tender Offer, at the Strike Price. If the Counterparty Bank does not exercise its right to require the Company to purchase such Ordinary Shares (including Ordinary Shares represented by ADSs), the Company has the right to require the Counterparty Bank to sell such Ordinary Shares (including Ordinary Shares represented by ADSs) to it at the Strike Price.

Holders of Ordinary Shares and ADS Holders should review this Circular carefully. The attention of ADS Holders is drawn to Part VII of this Circular as it contains important information specifically in respect of tendering ADSs.

Parts III and IV of this Circular relate to Ordinary Shares. Except as set forth in Part VII of this Circular or as otherwise expressly noted, Parts III and IV of this Circular do not apply directly to ADSs or to the tender of ADSs. However, as a tender of ADSs will be deemed an instruction to the Depositary to cause the Custodian to tender the Ordinary Shares underlying tendered ADSs, Parts III and IV of the Circular contain information relevant to ADS Holders as well as Ordinary Shareholders.

The Tender Offer in respect of Ordinary Shares will close at 3.00 p.m. (UK time) on 29 November 2012, unless extended by means of an announcement posted on the Company’s website, delivered through a Regulatory Information Service and by a press release in the US and filed with the SEC. Shareholders who hold their Ordinary Shares in certificated form wishing to tender Ordinary Shares for purchase under the Tender Offer should ensure that their completed Tender Forms are returned by post or by hand (during normal business hours only) to the Receiving Agent, Equiniti, at Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA by no later than 3.00 p.m. (UK time) on 29 November 2012. Shareholders who hold their Ordinary Shares in certificated form should also return their share certificate(s) and/or other document(s) of title in respect of the Ordinary Shares tendered. Ordinary Shareholders who hold their Ordinary Shares in uncertificated form (that is, in CREST) wishing to tender Ordinary Shares for purchase by the Counterparty Bank under the Tender Offer should ensure that a TTE Instruction settles by no later than 3.00 p.m. (UK time) on 29 November 2012.

The Tender Offer in respect of ADSs will close at 5.00 p.m. (New York City time) on 28 November 2012, unless extended by means of an announcement posted on the Company’s website, delivered through a Regulatory Information Service and by a press release in the US and filed with the SEC. ADS Holders who hold their ADSs in certificated form or on the books of the Depositary who wish to tender should ensure that their completed Letter of Transmittal is returned by post or by hand (during normal business hours only) to the Tender Agent, at the address on the Letter of Transmittal by no later than 5.00 p.m. (New York City time) on 28 November 2012. Any ADS Holder who holds their ADSs through a bank, broker or other nominee should contact such bank, broker or nominee in order to determine the procedures required to be followed in order to tender any ADSs in the Tender Offer.

Neither Ordinary Shares nor ADSs may be tendered in the Tender Offer by guaranteed delivery.

Your attention is drawn to the letter to Shareholders from the Chairman of the Company, which is set out in Part II (Letter from the Chairman of CSR plc) of this Circular.

A summary of the action to be taken by Shareholders is set out in paragraph 7 of Part II (Letter from the Chairman of CSR plc) of this Circular.

This document is a circular relating to the Tender Offer which has been prepared in accordance with the Listing Rules.

No person has been authorised to give any information or make any representations other than those contained in this Circular and, if given or made, such information or representations must not be relied on as having been so authorised. The delivery of this Circular shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Circular or that the information in it is correct as of any subsequent time.

J.P. Morgan Cazenove, which is authorised and regulated in the United Kingdom by the FSA, is acting exclusively for the Company as financial adviser and broker in connection with the Tender Offer and the production of this Circular and is not advising, or acting for, any other person and will not be responsible to any person other than the Company for providing the protections afforded to the clients of J.P. Morgan Cazenove or for providing advice in relation to the Tender Offer or any other matters or arrangements referred to or contained in this Circular.

Goldman Sachs International, which is authorised and regulated in the United Kingdom by the FSA, is acting exclusively for the Company as financial adviser in connection with the Tender Offer and the production of this Circular and is not advising, or acting for, any other person and will not be responsible to the clients of Goldman Sachs International or for providing advice in relation to the Tender Offer or any other matters or arrangements referred to or contained in this Circular.

Apart from the responsibilities and liabilities, if any, which may be imposed on J.P. Morgan Cazenove and Goldman Sachs International by FSMA or the regulatory regime established thereunder, J.P. Morgan Cazenove and Goldman Sachs International do not accept any responsibility or liability whatsoever for the contents of this Circular, and no representation or warranty, express or implied, is made by J.P. Morgan Cazenove or Goldman Sachs International in relation to the contents of this Circular, including its accuracy, completeness or verification or for any other statement made or purported to be made by it, or on its behalf, in connection with the Company or the Tender Offer. To the fullest extent permissible J.P. Morgan Cazenove and Goldman Sachs International accordingly disclaim all and any responsibility or liability whether arising in tort, contract or otherwise (save as referred to above) which it might otherwise have in respect of the contents of this Circular or any such statement.

In accordance with normal United Kingdom market practice and pursuant to Rule 14e-5(b)(12) under the Exchange Act, the Company or its nominees or brokers may from time to time make certain purchases of, or arrangements to purchase Ordinary Shares outside the United States, otherwise than pursuant to the Tender Offer, before or during the period in which the Tender Offer remains open for acceptance, such as in open market purchases at prevailing prices or privately negotiated purchases at negotiated prices. In the event that the Company or its nominees or brokers purchase or make arrangements to purchase Ordinary Shares for a consideration greater than the Strike Price, the Strike Price will be increased to match the higher price. Such purchases, or arrangements to purchase will comply with all applicable United Kingdom rules, including the rules of the London Stock Exchange. In addition, in accordance with normal United Kingdom market practice and with Rule 14e-5(b)(12) under the Exchange Act, the Counterparty Bank and Goldman Sachs International will continue to act as exempt principal traders in Company securities on the London Stock Exchange. These purchases may occur in the open market or as privately negotiated transactions.

Information regarding such purchases and activities which is required to be made public in the United Kingdom will be reported to a Regulatory Information Service and will be available to all investors (including US investors) on the London Stock Exchange website at www.londonstockexchange.com.

If you have questions on how you can participate in the Tender Offer in respect of Ordinary Shares, please phone the Shareholder Helpline on 0871 384 2050 (from inside the UK) and +44 121 415 0259 (from outside the UK). The Shareholder Helpline is available from 8.30 a.m. to 5.30 p.m. (UK time) Monday to Friday (except UK public holidays) and will remain open until 11 January 2013. Please note that calls to these numbers may be monitored or recorded. Calls to 0871 384 2050 are charged at 8 pence per minute from a BT Landline. Other service providers’ costs may vary. Calls to +44 121 415 0259 from outside the UK are charged at applicable international rates. Different charges may apply to calls made from mobile telephones.

The Information Agent with respect to the Tender Offer for ADSs and Ordinary Shares in the United States is Innisfree M&A Incorporated. If you are an ADS Holder or Ordinary Shareholder in the United States and have questions on how you can participate in the Tender Offer, please call the Information Agent at 877 456-3510 (toll-free from the US) and +1 412-232-3651 (from other countries), from 9.00 a.m. to 8.00 p.m. (New York City time) Monday through Friday, and Saturday from 10.00 a.m. to 2.00 p.m. (New York City time). Banks, brokers and institutional holders may call +1 212-750-5833 (collect), Monday through Friday from 9.00 a.m. to 5.00 p.m. (New York City time).

The receipt of cash pursuant to the Tender Offer by a Shareholder who is a US holder (as defined below) will be a taxable transaction for US federal income tax purposes. In addition, as described in paragraph 4 of Part V of this Circular, both US holders and non-US holders may be subject to US backup withholding and information reporting on dividend payments with respect to Ordinary Shares or ADSs made (or deemed made) within the United States. Part V of this Circular further sets forth certain material US federal income tax consequences of the Tender Offer under current US law. However, each Shareholder should consult and seek individual advice from an appropriate professional adviser.

Capitalised terms have the meaning ascribed to them in Part VIII (Definitions) of this Circular.

Neither the Securities and Exchange Commission nor any US state securities commission has approved or disapproved of this transaction or passed upon the merits of fairness of such transaction or passed upon the adequacy of the information contained in this Circular. Any representation to the contrary is a criminal offence.

Dated 29 October 2012

Where to find help

You will find answers to some of the questions most often asked by shareholders about tender offers and the procedure for participating in the Tender Offer in Part III of this Circular. If you have further questions on the Tender Offer in respect of Ordinary Shares, there is a Shareholder Helpline available between the hours of 8.30 a.m. to 5.30 p.m. (UK time) Monday to Friday (except UK public holidays). The Shareholder Helpline will remain open until 11 January 2013.

The Shareholder Helpline numbers are: 0871 384 2050 (from inside the UK) and +44 121 415 0259 (from outside the UK). Please note that calls to these numbers may be monitored or recorded. Calls to 0871 384 2050 are charged at 8 pence per minute from a BT Landline. Other service providers’ costs may vary. Calls to +44 121 415 0259 from outside the UK are charged at applicable international rates. Different charges may apply to calls made from mobile telephones.

ADS Holders should also review Part VII as it contains important information specifically in respect of tendering ADSs.

The Information Agent with respect to the Tender Offer for ADSs and Ordinary Shares in the United States is Innisfree M&A Incorporated. If you are an ADS Holder or Ordinary Shareholder in the United States and have questions on how you can participate in the Tender Offer, please call the Information Agent at +1 877 456-3510 (toll-free from the US) and +1 412-232-3651 (from other countries) from 9.00 a.m. to 8.00 p.m. (New York City time) Monday through Friday, and Saturday from 10.00 a.m. to 2.00 p.m. (New York City time). Banks, brokers and institutional holders may call +1 212-750-5833 (collect), Monday through Friday from 9.00 a.m. to 5.00 p.m. (New York City time).

Please note that for legal reasons the Shareholder Helpline and the Information Agent will only be able to provide information contained in this Circular and the accompanying Tender Form or Letter of Transmittal and will be unable to give advice on the merits of the Tender Offer or to provide legal, financial, investment or taxation advice.

Forward-Looking Statements

This Circular contains forward-looking statements that are subject to assumptions, risks and uncertainties associated with, amongst other things, the economic and business circumstances occurring from time to time in the countries, sectors and business segments in which the Company operates.

Forward-looking statements can be identified typically by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “intends”, “estimates”, “plans”, “assumes”, “predicts” or “anticipates”, as well as the negatives of such words and other words of similar meaning in connection with discussions of future operating or financial performance or of strategy that involve risks and uncertainties.

The forward-looking statements in this Circular are made based upon the Company’s expectations and beliefs concerning future events affecting the Group and therefore involve a number of known and unknown risks and uncertainties. Such forward-looking statements are based on numerous assumptions regarding the Group’s present and future business strategies and the environment in which it will operate, which may prove not to be accurate. The forward-looking statements are not guarantees and actual results could differ materially from those expressed or implied in these forward-looking statements; therefore, undue reliance should not be placed on such forward-looking statements.

You are cautioned not to place any undue reliance on the forward-looking statements contained in this Circular which speak only as at the date of this Circular. Neither the Company nor any member of the Group undertakes any obligation publicly to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by any applicable laws and regulations, the Prospectus Rules, the Listing Rules, the rules of the London Stock Exchange, the Disclosure and Transparency Rules, the Takeover Code, any applicable US securities laws and the rules of the NASDAQ Global Market.

Notice for US Shareholders and ADS Holders

Holders of Ordinary Shares (but not ADS Holders in respect of their holdings of ADSs) who are located in the United States who wish to participate in the Tender Offer must follow the instructions set out in Part IV of this Circular.

For ADS Holders the instructions set out in Part IV as to participation in the Tender Offer do not apply. ADS Holders should refer to the instructions in Part VII in order to participate in the Tender Offer.

If you are an ADS Holder or Ordinary Shareholder in the United States and have questions on how you can participate in the Tender Offer, please call the Information Agent at 877 456-3510 (toll-free from the US) and +1 412-232-3651 (from other countries) from 9.00 a.m. to 8.00 p.m. (New York City time) Monday through Friday, and Saturday from 10.00 a.m. to 2.00 p.m. (New York City time). Banks, brokers and institutional holders may call +1 212-750-5833 (collect), Monday through Friday from 9.00 a.m. to 5.00 p.m. (New York City time).

Please note that for legal reasons the Information Agent will only be able to provide information contained in this Circular and the accompanying Tender Form and Letter of Transmittal and will be unable to give advice on the merits of the Tender Offer or to provide financial, investment or taxation advice. If you need additional copies of this Circular or the Letter of Transmittal (or the Tender Form for Ordinary Shares in the United States), please contact our Information Agent.

For illustrative purposes only, this Circular contains translations of certain pounds sterling amounts into US dollars or US$ at a rate of £1.00 to US$1.6097 (being the rate on 26 October 2012 being the latest practicable date before publication of this Circular). The translations should not be construed as representations that the converted amounts actually represent such pounds sterling amounts or that US dollar amounts could be converted into pounds sterling at the rate indicated above.

Part I

Expected Timetable of Principal Events

Tender Offer opens	29 October 2012

Latest time and date for receipt by Tender Agent of Letters of Transmittal for ADSs and book-entry transfer of ADSs	5.00 p.m. (New York City time) on 28 November 2012

Latest time and date for receipt of Tender Forms and share certificates for tendered certificated Ordinary Shares	3.00 p.m. on 29 November 2012

Latest time and date for transfer to escrow account of tendered uncertificated Ordinary Shares	3.00 p.m. on 29 November 2012

Announcement of results of Tender Offer	by 30 November 2012

Purchase of Ordinary Shares under the Tender Offer	30 November 2012

Dispatch of balance of ADSs.	by 3 December 2012

CREST accounts credited with Tender Offer proceeds in respect of uncertificated Ordinary Shares	by 3 December 2012

CREST accounts credited for revised holdings of Ordinary Shares (or, in the case of unsuccessful tenders, for entire holdings of Ordinary Shares)	by 3 December 2012

Credit of proceeds in respect of book-entry ADSs	by 5 December 2012

Dispatch of cheques for Tender Offer proceeds in respect of certificated Ordinary Shares	by 5 December 2012

Dispatch of cheques for Tender Offer proceeds in respect of certificated ADSs	by 5 December 2012

Return of share certificates in respect of unsuccessful tenders	by 7 December 2012

Dispatch of balance share certificates in respect of unsold Ordinary Shares in certificated form	by 7 December 2012

Notes:

Future dates are indicative only and may be subject to change by the Company, in which event details of the new times and dates will be notified via a Regulatory Information Service and by a press release in the US.

A more detailed timetable with respect to ADS Holders is set out in Part VII of this Circular.

References to times in this timetable are to London time unless otherwise stated.

Part II

Letter from the Chairman of CSR plc

(incorporated and registered in England and Wales with

Registered No. 04187346)

Directors		Registered Office

Ron Mackintosh	(Chairman)	Churchill House Cambridge Business Park Cowley Road Cambridge CB4 OWZ

Joep van Beurden	(Chief Executive Officer)	As above

Will Gardiner	(Chief Financial Officer)	As above

Chris Ladas	(EVP Operations)	As above

Anthony Carlisle	(Non-Executive Director/Senior Independent Director)	As above

Andrew Allner	(Non-Executive Director)	As above

Teresa Vega	(Non-Executive Director)	As above

Sergio Giacoletto-Roggio	(Non-Executive Director)	As above

Levy Gerzberg	(Non-Executive Director)	As above

Chris Stone	(Non-Executive Director)	As above

29 October 2012

Dear Shareholder

Tender Offer to purchase Ordinary Shares (including Ordinary Shares represented by

American Depositary Shares)

1.	Introduction

The transfer to Samsung of the Company’s development operations in handset connectivity and location, including 311 people, together with certain rights over the Company’s technology in those areas for a consideration of US$310 million in cash (the “Transaction”) completed on 4 October 2012. In the Circular to Shareholders dated 1 August 2012, the Board stated that it intended to return up to US$285 million to holders of its Ordinary Shares and American Depositary Shares representing Ordinary Shares (“ADSs”) by way of a Tender Offer and subsequent repurchase of Ordinary Shares. Shareholders subsequently voted in favour of the proposed Tender Offer at the General Meeting held on 17 August 2012. The making of the Tender Offer does not require any further approval on the part of the Shareholders.

This Circular sets out additional information on the details of the Tender Offer and subsequent repurchase of Ordinary Shares (including Ordinary Shares represented by ADSs) and the procedure that should be followed by those Shareholders who wish to participate in the Tender Offer.

2.	Tender Offer

2.1	Background

On 4 October 2012 the Company completed the Transaction for cash proceeds of US$310 million, resulting in net cash proceeds (after taxes, transaction fees, retention for purposes of indemnification and employee compensation in connection with the Transaction) of approximately US$209 million. On 5 October 2012, Samsung invested £22 million in the Company, by way of subscription for 9,925,000 Ordinary Shares. As at 28 September 2012, prior to completion of the Transaction, the Company had net cash of US$294.2 million.

The Board intends to return up to £176.69 million to Shareholders which is equal to US$285 million translated at an exchange rate of US$1.6130 per £1, which was the exchange rate obtained by the Company under its hedging arrangements, which it put in place on 4 October 2012. The return of up to £176.69 million comprises the net proceeds of the Transaction and the Equity Investment, together with US$40.5 million allocated to the buy-back announced in February 2012 that has not yet been used.

At the General Meeting held on 17 August 2012, Shareholders passed a resolution authorising the repurchase of Ordinary Shares (including Ordinary Shares represented by ADSs) in connection with the proposed Tender Offer and authorised the Company to apply an amount not exceeding US$285 million to make market purchases of a maximum of 80 million Ordinary Shares (including Ordinary Shares represented by ADSs) at a share price of between 250 pence and 450 pence per Ordinary Share.

2.2	Benefits of the Tender Offer

The Board considered various options for returning cash to Shareholders and determined that the Tender Offer, together with the subsequent repurchase of Ordinary Shares (including Ordinary Shares represented by ADSs), would be the most appropriate means of returning cash to Shareholders. In particular, the Tender Offer:

(a)	provides those Shareholders who wish to sell Ordinary Shares or ADSs with the opportunity to do so;

(b)	enables those Shareholders who do not wish to receive capital at this time to maintain their full investment in the Company;

(c)	is available to all Shareholders regardless of the size of their shareholdings; and

(d)

allows the Company to broaden the scope of the return of capital to include Ordinary Shares held by those Shareholders whose Ordinary Shares (including Ordinary Shares represented by ADSs) might not be purchased by the Company through a share purchase programme.

2.3	Structure of the Tender Offer

The Tender Offer will be implemented on the basis of the Counterparty Bank acquiring, as principal, the successfully tendered Ordinary Shares (including Ordinary Shares represented by ADSs) at a “strike price”. In turn, the Counterparty Bank has the right to require the Company to purchase such Ordinary Shares (including Ordinary Shares represented by ADSs) from it at the same price under the Option Agreement. If the Counterparty Bank does not exercise its right to require the Company to purchase such Ordinary Shares (including Ordinary Shares represented by ADSs), the Company has the right to require the Counterparty Bank to sell such Ordinary Shares (including Ordinary Shares represented by ADSs) to it at the same price. The Company intends to cancel the Ordinary Shares (including Ordinary Shares represented by ADSs) purchased by it under the Option Agreement.

Shareholders can decide whether they want to tender all, some or none of their Ordinary Shares or ADSs in the Tender Offer.

As at the date of this Circular, it is proposed that a maximum of 52.7 million Ordinary Shares (including Ordinary Shares represented by ADSs) be purchased under the Tender Offer, representing approximately 24.7 per cent. of the Company’s issued share capital as at 26 October 2012, the latest practicable date for such determination prior to the publication of this Circular, for a maximum aggregate consideration of £176.69 million.

Tenders may be made in the range of 335 pence to 375 pence per Ordinary Share inclusive (the “Price Range”), in increments of 5 pence only. For illustrative purposes only, the Price Range is equivalent to US$21.57 to US$24.15 per ADS based on an exchange rate of US$1.6097 per £1. 335 pence per Ordinary Share represents a discount of 1.0 per cent. and 375 pence per Ordinary Share represents a premium of 10.8 per cent. to the closing price of 338.4 pence per Ordinary Share on 26 October 2012. 335 pence per Ordinary Share represents a premium of 2.2 per cent. to the volume weighted average price over the three months to 26 October 2012 and 375 pence per Ordinary Share represents a premium of 14.4 per cent. 335 pence per Ordinary Share represents a premium of 53.5 per cent. to the closing price of 218.3 pence the day before the announcement of the Transaction on 17 July 2012 and 375 pence per Ordinary Share represents a premium of 71.8 per cent.

Shareholders do not have to tender any Ordinary Shares if they do not wish to do so.

Shareholders can tender their Ordinary Shares in the following ways:

(i)	submit a tender at whatever is determined to be the Strike Price (referred to as a “Strike Price Tender”);

(ii)	submit a tender at a single price in the Price Range; or

(iii)	submit a tender at different prices in the Price Range (including a Strike Price Tender).

Any tender other than a Strike Price Tender must be expressed in whole pence per Ordinary Share at one of the share prices indicated on the Tender Form (in the case of certificated Ordinary Shares) or as explained in paragraph 3.3 of Part IV of this Circular (in the case of uncertificated Ordinary Shares).

ADS Holders should refer to Part VII of this Circular.

The Tender Offer will close at 3.00 p.m. (UK time) on 29 November 2012 (and for ADS Holders at 5.00 p.m. New York City time) on 28 November 2012 and tenders received after that time will not be accepted (unless the Tender Offer is extended).

The Strike Price

A single price per Ordinary Share will be applied to all Ordinary Shares purchased by the Counterparty Bank pursuant to the Tender Offer, being the Strike Price.

The Strike Price will be the lowest price per Ordinary Share in the Price Range that will allow the Counterparty Bank to purchase the maximum number of Ordinary Shares (including Ordinary Shares represented by ADSs) for a total cost not exceeding £176.69 million or, if the aggregate value of all Ordinary Shares (including Ordinary Shares represented by ADSs) validly tendered by Shareholders is less than £176.69 million, such lesser number of Ordinary Shares (including Ordinary Shares represented by ADSs) as are validly tendered pursuant to the Tender Offer.

All Ordinary Shareholders who tender Ordinary Shares at a price below or at the Strike Price or as Strike Price Tenders will receive the Strike Price for all successful tenders accepted, subject, where applicable, to the scaling-back arrangements described below. ADS Holders should refer to Part VII of this Circular for details regarding the ADS Strike Price.

Number of Ordinary Shares to be purchased

If the aggregate value at the Strike Price of all validly tendered Ordinary Shares (including Ordinary Shares represented by ADSs) is £176.69 million or less, then all Ordinary Shares (including Ordinary Shares represented by ADSs) validly tendered will be purchased at the Strike Price.

If the aggregate value at the Strike Price of all validly tendered Ordinary Shares (including Ordinary Shares represented by ADSs) exceeds £176.69 million, not all of the Ordinary Shares (including Ordinary Shares represented by ADSs) validly tendered will be accepted and purchased. In these circumstances, the number of Ordinary Shares (including Ordinary Shares represented by ADSs) which will be accepted and purchased will be as follows:

(a)

all valid tenders of Ordinary Shares at a price at or (if applicable) below the Strike Price or as a Strike Price Tender by a Shareholder will be scaled down pro-rata to the total number of Ordinary Shares so tendered by that Shareholder, such that the total cost of Ordinary Shares (including Ordinary Shares represented by ADSs) purchased pursuant to the Tender Offer does not exceed £176.69 million; and

(b)	all tenders of Ordinary Shares at a price above the Strike Price will be rejected and will not be purchased by the Counterparty Bank.

Successfully tendered Ordinary Shares will be purchased free of commission and dealing charges.

Any Ordinary Shares repurchased by the Company from the Counterparty Bank following the purchase by the Counterparty Bank will be cancelled and will not rank for future dividends. Any rights of Shareholders who choose not to tender their Ordinary Shares or ADSs will be unaffected.

Subject to any applicable rules and regulations of the SEC, the Company reserves the right at any time prior to the announcement of the results of the Tender Offer, and with the prior consent of the Counterparty Bank, to extend the period during which the Tender Offer is open, based on market conditions and/or other factors, subject to compliance with applicable legal and regulatory requirements.

Full details of the Tender Offer in respect of the Ordinary Shares, including the terms and Conditions on which it is made, are set out in Part IV of this Circular. Some questions and answers related to the Tender Offer in respect of Ordinary Shares are set out in Part III of this Circular. Further details of the Tender Offer in respect of the ADSs, including some questions and answers relating to the tender of the Ordinary Shares represented by ADSs and certain terms and Conditions on which the Tender Offer is made in respect of the ADSs, are set out in Part VII of this Circular.

2.4	Circumstances in which the Tender Offer may not proceed

The Tender Offer is conditional on, among other things, receipt of valid tenders in respect of at least 2,135,722 Ordinary Shares (including Ordinary Shares represented by ADSs) (representing approximately 1.0 per cent. of the Company’s issued shared capital as at 26 October 2012, being the latest practicable date prior to the publication of this Circular) by 3.00 p.m. (UK time) on the Ordinary Share Closing Date and the other Conditions specified in Part IV of this Circular.

The Tender Offer is also conditional on there not arising any material adverse change or certain other force majeure events prior to the closing of the Tender Offer. Further details of these Conditions are set out in paragraph 2 of Part IV of this Circular.

2.5	Full terms and Conditions of the Tender Offer

Full details of the Tender Offer, including the terms and Conditions on which it is made, are set out in Part IV of this Circular. Some questions and answers related to the Tender Offer are set out in Part III of this Circular.

3.	Tax

Shareholders should be aware that there will be tax considerations that they should take into account when deciding whether or not to participate in the Tender Offer. Summary details of certain UK taxation and US federal income taxation considerations are set out in Part V of this Circular.

4.	Overseas Shareholders

The attention of Shareholders who are not resident in the United Kingdom is drawn to section 6 of Part IV of this Circular.

5.	Financial Advice

The Board has received financial advice from J.P. Morgan Cazenove and Goldman Sachs International in relation to the Tender Offer. In providing their financial advice J.P. Morgan Cazenove and Goldman Sachs International have relied on the Board’s commercial assessments.

6.	No recommendation

Although the Board believes that the return of cash by means of a Tender Offer is in the best interests of the Shareholders as a whole and has approved the Tender Offer, the Board is not making a recommendation to Shareholders in relation to participation in the Tender Offer itself. Whether or not Shareholders decide to tender all or any of their Ordinary Shares (including Ordinary Shares represented by ADSs) will depend, among other things, on their view of the Company’s prospects and their own individual circumstances, including their tax position. Shareholders should make their own decision in respect of participation in the Tender Offer and are recommended to consult their duly authorised independent advisers.

The Directors intend to tender some or all of their Ordinary Shares held or controlled by them, as set out in Part VI of this Circular.

7.	Actions to be taken if you wish to participate in the Tender Offer

If you have any questions about the procedure for tendering Ordinary Shares or making a TTE instruction or you want help filling in the Tender Form, please telephone the Shareholder Helpline on 0871 384 2050 (from inside the UK) and +44 121 415 0259 (from outside the UK). Please note that calls to these numbers may be monitored or recorded. Calls to 0871 384 2050 are charged at 8 pence per minute from a BT Landline. Other service providers’ costs may vary. Calls to +44 121 415 0259 from outside the UK are charged at applicable international rates. Different charges may apply to calls made from mobile telephones.

Please note that for legal reasons the Shareholder Helpline will only be able to provide information contained in this Circular and the accompanying Tender Form and will be unable to give advice on the merits of the Tender Offer or to provide financial, investment or taxation advice.

The Information Agent with respect to the Tender Offer for ADSs and Ordinary Shares in the United States is Innisfree M&A Incorporated. If you are an ADS Holder or Ordinary Shareholder in the United States and have questions on how you can participate in the Tender Offer, please call the Information Agent at 877 456-3510 (toll-free from the US) and +1 412-232-3651 (from other countries) from 9.00 a.m. to 8.00 p.m. (New York City time) Monday through Friday, and Saturday from 10.00 a.m. to 2.00 p.m. (New York City time). Banks, brokers and institutional holders may call +1 212-750-5833 (collect), Monday through Friday from 9.00 a.m. to 5.00 p.m. (New York City time).

Please note that for legal reasons the Information Agent will only be able to provide information contained in this Circular and the accompanying Tender Form and Letter of Transmittal and will be unable to give advice on the merits of the Tender Offer or to provide financial, investment or taxation advice. If you need additional copies of this Circular or the Letter of Transmittal (or the Tender Form for Ordinary Shares in the United States), please contact our Information Agent.

Yours faithfully

Ron Mackintosh

Chairman

Part III

Questions and Answers on the Tender Offer

1.	INTRODUCTION

This Part III explains the Tender Offer primarily with respect to Ordinary Shares (and not ADSs). To help you understand what is involved in the Tender Offer with respect to Ordinary Shares we have prepared a summary and some questions and answers. You should read the whole of this Circular and not rely solely on the summary information in this Part III. Part IV of this Circular sets out the detailed terms and Conditions of the Tender Offer with respect to Ordinary Shares. A list of defined terms is set out in Part VIII of this Circular. ADS Holders are directed to Part VII of this Circular for further information applicable to the Tender Offer with respect to ADSs.

In the event of any inconsistency between the contents of this Part III and the terms and Conditions set out in Part IV of this Circular, the terms and Conditions set out in Part IV of this Circular shall prevail.

2.	YOU AND THE TENDER OFFER

Why am I receiving this Circular?

The Board has arranged for the Counterparty Bank to provide Shareholders with the opportunity to sell their Ordinary Shares under the Tender Offer.

What other documents should I have received?

Shareholders who hold their Ordinary Shares in certificated form should receive:

•	this Circular;

•	a Tender Form; and

•	a prepaid envelope to return the Tender Form (for use in the UK).

Shareholders who hold their Ordinary Shares in uncertificated form (i.e. in CREST) should only receive this Circular.

If you have not received any of the documents listed please call the Shareholder Helpline on 0871 384 2050 (from inside the UK) and +44 121 415 0259 (from outside the UK). The Shareholder Helpline is available from 8:30 a.m. to 5:30 p.m. (UK time) Monday to Friday (except UK public holidays) and will remain open until 11 January 2013. Please note that calls to these numbers may be monitored or recorded. Calls to 0871 384 2050 are charged at 8 pence per minute from a BT landline. Other service providers’ costs may vary. Calls to +44 121 415 0259 from outside the UK are charged at applicable international rates. Different charges may apply to calls made from mobile telephones.

If you are an Ordinary Shareholder in the United States and have questions on how you can participate in the Tender Offer, please call the Information Agent at 877 456-3510 (toll-free from the US) and +1 412-232-3651 (from other countries) from 9.00 a.m. to 8.00 p.m. (New York City time) Monday through Friday, and Saturday from 10.00 a.m. to 2.00 p.m. (New York City time). Banks, brokers and institutional holders may call +1 212-750-5833 (collect), Monday through Friday from 9.00 a.m. to 5.00 p.m. (New York City time).

Why is the Company returning money to its Shareholders?

The Board is committed to delivering value to its Shareholders. The Company recently transferred to Samsung its development operations in handset connectivity and location, including 311 people, together with certain rights over the Company’s technology in these areas for a consideration of US$310 million. In addition, Samsung has invested £22 million in return for 9,925,000 Ordinary Shares in the Company at a price of 223 pence per Ordinary Share on completion of the Transaction.

The Board intends to return up to £176.69 million to the holders of Ordinary Shares (including Ordinary Shares represented by ADSs), comprising the net proceeds of the Transaction, the Equity Investment and the remaining US$40.5 million of the buy-back announced in February 2012 which has not yet been utilised.

Why has the Company chosen a Tender Offer (and associated repurchase) as a way of returning money to Shareholders?

After careful consideration, including shareholder engagement, the Board considers the Tender Offer, together with the subsequent repurchase of Ordinary Shares, to be the most appropriate means of returning capital to the Shareholders, as it allows Shareholders individually to choose whether or not to participate.

Why has a Price Range been set?

The Price Range (335 pence to 375 pence) has been set to give Shareholders guidance as to the levels at which the Counterparty Bank and, in turn, the Company are prepared to purchase successfully tendered Ordinary Shares. The Price Range also allows Shareholders to indicate the price(s) at which they would be prepared to sell their Ordinary Shares.

Who is eligible to participate in the Tender Offer with respect to Ordinary Shares?

Both private and institutional Shareholders are eligible to participate in the Tender Offer with respect to Ordinary Shares.

Shareholders resident outside the UK, or who are nationals or citizens of jurisdictions other than the UK, should read the additional information set out in Part IV of this Circular.

Will all the Ordinary Shares I tender be purchased?

If the aggregate value of all Ordinary Shares (including Ordinary Shares represented by ADSs) tendered by Shareholders is £176.69 million or less, then all Ordinary Shares (including Ordinary Shares represented by ADSs) validly tendered will be accepted and purchased at the Strike Price regardless of the price within the Price Range at which individual Shareholders choose to tender their Ordinary Shares.

Is it possible that some or all of the Ordinary Shares I tender may not be purchased?

If the aggregate value at the Strike Price of all validly tendered Ordinary Shares (including Ordinary Shares represented by ADSs) exceeds £176.69 million, not all of the Ordinary Shares (including Ordinary Shares represented by ADSs) validly tendered will be accepted and purchased. In these circumstances, the number of Ordinary Shares (including Ordinary Shares represented by ADSs) which will be accepted and purchased will be as follows:

(a)

all valid tenders of Ordinary Shares at a price at or (if applicable) below the Strike Price or as a Strike Price Tender by a Shareholder will be scaled down pro-rata to the total number of Ordinary Shares so tendered by that Shareholder, such that the total cost of Ordinary Shares (including Ordinary Shares represented by ADSs) purchased pursuant to the Tender Offer does not exceed £176.69 million; and

(b)	all tenders of Ordinary Shares at a price above the Strike Price will be rejected and will not be purchased by the Counterparty Bank.

What is a Strike Price Tender?

A Strike Price Tender is a tender at the price determined to be the Strike Price. It does not require you to select a specific price within the Price Range for your Ordinary Shares. Instead, you let the process of the Tender Offer work out the price for you. All successful Strike Price Tenders will be purchased at the Strike Price, subject (if applicable) to the scaling down procedure described above and in paragraph 2.15 of Part IV of this Circular.

What is the maximum number of Ordinary Shares I can tender?

If you are a Shareholder you can tender all of the Ordinary Shares which are held by you at 3.00 p.m. (UK time) on the Ordinary Share Closing Date (unless the Tender Offer is extended). However, the amount to be purchased from you may be scaled back as described above and in paragraph 2.15 of Part IV of this Circular.

Can I tender some, but not all, of my Ordinary Shares?

Yes, whether you hold your Ordinary Shares in CREST or in certificated form. If you hold your Ordinary Shares in certificated form, there is a space on the Tender Form for you to state how many Ordinary Shares you wish to tender.

Can I tender some of my shares at one price and some at another?

Yes. You can specify how many Ordinary Shares you wish to tender at each price in the Price Range (including any Strike Price Tenders). If you hold your Ordinary Shares in certificated form, you can specify the price(s) at which you would like to tender your Ordinary Shares by completing Box 2 of the Tender Form. The total number of Ordinary Shares tendered by you at price(s) in the Price Range and/or as Strike Price Tenders should not exceed the total number of Ordinary Shares held by you at 3.00 p.m. (UK time) on the Ordinary Share Closing Date (unless the Tender Offer is extended).

Do I have to tender my Ordinary Shares?

No. You are not obliged to tender any of your Ordinary Shares. If you choose not to tender any Ordinary Shares, you will not receive any money under the Tender Offer. Your holding of Ordinary Shares will then be unaffected, save for the fact that, assuming successful completion of the Tender Offer and subsequent repurchase of Ordinary Shares by the Company, you will end up owning a greater percentage of the Issued Ordinary Share Capital after the Tender Offer and the subsequent repurchase of Ordinary Shares by the Company, than you did before, as there will be fewer Ordinary Shares in issue after completion of the Tender Offer and subsequent repurchase of Ordinary Shares by the Company.

Can I tender my Ordinary Shares by guaranteed delivery?

No. Neither Ordinary Shares nor ADSs may be tendered in the Tender Offer by guaranteed delivery.

What will I receive?

What you receive will depend on the action that you take. If you decide to participate and your Ordinary Shares are successfully tendered in the Tender Offer, you will sell your Ordinary Shares and will receive cash proceeds for them. If you decide to keep your Ordinary Shares, you will not receive any money under the Tender Offer but, assuming successful completion of the Tender Offer, the associated repurchase of Ordinary Shares by the Company and the subsequent cancellation of such Ordinary Shares, you will end up owning a greater percentage of the Issued Ordinary Share Capital of the Company after the Tender Offer than you did before, as explained above.

What price will I receive for each Ordinary Share that I sell?

The Strike Price will be the actual price at which successfully tendered Ordinary Shares will be acquired. This will be the price in the Price Range at which the maximum number of Ordinary Shares (including Ordinary Shares represented by ADSs) can be purchased at a total cost not exceeding £176.69 million. All successfully tendered Ordinary Shares (including Ordinary Shares represented by ADSs) will be purchased at the Strike Price.

The Strike Price will be announced on or about 30 November 2012 (unless the Tender Offer is extended) but will fall in the range of 335 pence and 375 pence per Ordinary Share inclusive.

What do I need to do now?

If you hold your Ordinary Shares in certificated form and you wish to tender some or all of your Ordinary Shares, you should complete the Tender Form in accordance with the instructions printed on it and in Part III of this Circular and return it by post in the accompanying reply-paid envelope (for use in the UK only) or by hand to Equiniti, at Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA, together with your share certificate(s) in respect of the Ordinary Shares tendered.

If you hold your Ordinary Shares in certificated form, you will also be required to submit your share certificate(s) along with your Tender Form.

If you hold your Ordinary Shares in uncertificated form and you wish to tender some or all of your Ordinary Shares, you should send a TTE Instruction and follow the procedures set out in Part IV of this Circular in respect of tendering uncertificated Ordinary Shares.

Completed Tender Forms and/or TTE Instructions (as appropriate) must be received by Equiniti by no later than 3.00 p.m. (UK time) on 29 November 2012 after which time Tender Forms and/or TTE Instructions (as appropriate) will be rejected (unless the Tender Offer is extended).

What is the deadline for returning my Tender Form?

The Tender Offer with respect to Ordinary Shares will close at 3.00 p.m. (UK time) on 29 November 2012 and tenders received after that time will not be accepted (unless the Tender Offer is extended).

What should I do if I have lost my share certificate and wish to participate in the Tender Offer?

You should complete the Tender Form and send it, together with a letter of explanation to Equiniti in accordance with the instructions in the Tender Form. You should then phone the Shareholder Helpline or the Information Agent or write to Equiniti asking for a letter of indemnity to be sent to you, which you should then complete in accordance with the instructions given and send back to Equiniti immediately.

If my Ordinary Shares are held by my broker or other nominee, will that person tender my Ordinary Shares on my behalf?

Only if you provide instructions to your broker or other nominee to do so. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to tender your Ordinary Shares. Without your specific instructions, your Ordinary Shares will not be tendered for purchase under the Tender Offer.

Can I withdraw my tender?

You can withdraw or amend your tender of Ordinary Shares up until 3.00 p.m. (UK time) on 29 November 2012, which is the Ordinary Share Closing Date of the Tender Offer (unless the Tender Offer is extended). If your tender of Ordinary Shares is not accepted for payment as provided in this Circular prior to 26 December 2012, you may also withdraw such Ordinary Shares at any time after 26 December 2012.

When do I receive my cash?

Under the expected timetable of events as set out in Part I of this Circular, it is anticipated that, for holders of Ordinary Shares in certificated form, a cheque would be despatched to you for the proceeds of any sale by 5 December 2012. CREST account holders would also have their CREST accounts credited on 3 December 2012.

Do I have to pay any costs and expenses?

No. Neither the Company nor the Counterparty Bank is imposing any fees in connection with the Tender Offer. If you own your Ordinary Shares through a bank, broker, dealer, trust company or other nominee and such nominee tenders your Ordinary Shares on your behalf, such nominee may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

What is the tax treatment for Shareholders?

For information on certain UK and US taxation consequences of the Tender Offer please see Part V of this Circular. This information is for guidance only and does not constitute tax advice. If you are in any doubt as to your tax position, or if you are subject to tax in a jurisdiction other than the UK or the US, you should consult an independent professional adviser.

What happens if I sell my Ordinary Shares after receiving this Circular?

You may trade your Ordinary Shares in the normal way during the Tender Offer period.

If you have sold or otherwise transferred all of your Ordinary Shares, please forward this Circular (but not the accompanying personalised Tender Form) at once to the purchaser or transferee or the agent through whom the sale or transfer was effected, for onward delivery to the purchaser or transferee (but not if such purchaser, transferee or agent is resident in Australia, Canada or Japan). If you have sold part of your holding of Ordinary Shares, please retain these documents and contact the bank, stockbroker or other agent through whom the sale or transfer was effected as to the actions you should take.

What happens if I hold my Ordinary Shares in an ISA?

You should contact your plan manager. We expect that you will be written to separately by your plan manager about the implications of the Tender Offer on your ISA holding.

What if I am resident outside the UK?

Shareholders resident outside the UK, or who are nationals or citizens of jurisdictions other than the UK, should read the additional information set out in paragraph 6 of Part IV of this Circular.

Is there a general meeting of Shareholders to approve the repurchase of Ordinary Shares associated with the Tender Offer and do I need to attend?

The repurchase of Ordinary Shares (including Ordinary Shares represented by ADSs) associated with the Tender Offer was approved by Shareholders at the General Meeting of the Company held on 17 August 2012. There will be no further General Meeting of Shareholders. The purpose of this Circular is to give Shareholders details of the Tender Offer and the associated repurchase of Ordinary Shares by the Company.

What if I have any more questions?

If you have read this Circular and still have questions, we have set up a Shareholder Helpline on telephone number 0871 384 2050 (from the UK) or +44 121 415 0259 (from outside the UK). The Shareholder Helpline is open from 8.30 a.m. to 5.30 p.m. (UK time) Monday to Friday (except UK public holidays) and will remain open until 11 January 2013. Please note that calls to these numbers may be monitored or recorded. Calls to 0871 384 2050 are charged at 8 pence per minute from a BT landline. Other service providers’ costs may vary. Calls to +44 121 415 0259 from outside the UK are charged at applicable international rates. Different charges may apply to calls made from mobile telephones.

If you are an Ordinary Shareholder in the United States and have questions on how you can participate in the Tender Offer, please call the Information Agent at 877 456-3510 (toll-free from the US) and +1 412-232-3651 (from other countries) from 9.00 a.m. to 8.00 p.m. (New York City time) Monday through Friday, and Saturday from 10.00 a.m. to 2.00 p.m. (New York City time). Banks, brokers and institutional holders may call +1 212-750-5833 (collect), Monday through Friday from 9.00 a.m. to 5.00 p.m. (New York City time).

Please note that for legal reasons neither the Shareholder Helpline nor the Information Agent will provide advice on the merits of the Tender Offer or give any legal, financial, investment or taxation advice. For financial, investment or taxation advice, you should consult your own financial, investment or taxation adviser. ADS Holders should refer to Part VII where additional information is set out.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, the Company has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Tender Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be obtained by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington D.C. 20549, at prescribed rates. The SEC also maintains a website on the internet at www.sec.gov that contains reports and other information that the Company files with or furnishes to the SEC, including the Schedule TO and the exhibits and any amendments and supplements thereto.

3.	THE TENDER OFFER

How many Ordinary Shares will there be after the Tender Offer and associated repurchase and cancellation of Ordinary Shares?

We are unable to give an exact number at this stage, as it will depend on how many of the Ordinary Shares are successfully tendered and the prices at which they are tendered. Upon the purchase of Ordinary Shares by the Company pursuant to the Option Agreement and the subsequent cancellation of such Ordinary Shares, between 52.7 million Ordinary Shares (if the Strike Price is the Minimum Price) and 47.1 million Ordinary Shares (if the Strike Price is Maximum Price), would be tendered, purchased and cancelled. The Company’s Issued Ordinary Share Capital would therefore be reduced by between approximately 22.1 per cent. and 24.7 per cent. assuming the Tender Offer is fully subscribed and that the Counterparty Bank exercises its put option under the Option Agreement, or that the Company exercises its call option under the Option Agreement, in respect of all of the Ordinary Shares which the Counterparty Bank acquired under the Tender Offer. If the Tender Offer is not fully subscribed, then fewer Ordinary Shares may be tendered, purchased and cancelled as a result of the Tender Offer and associated repurchase and cancellation of Ordinary Shares.

Can the Company decide not to proceed with the Tender Offer?

The Tender Offer is conditional upon the satisfaction of the Conditions set out in paragraph 2 of Part IV of this Circular. Should the Conditions not be satisfied or waived by the Counterparty Bank or the Company, as the case may be, then the Tender Offer will not proceed.

What will happen to the Ordinary Shares that are successfully tendered?

The Tender Offer is being made by the Counterparty Bank acting as principal. The Counterparty Bank and the Company have entered into the Option Agreement pursuant to which the Counterparty Bank has the right to require the Company to purchase from the Counterparty Bank the Ordinary Shares purchased by it under the Tender Offer and the Company has the right to require the Counterparty Bank to sell the Ordinary Shares purchased by it under the Tender Offer, at an amount equal to the Strike Price.

It is the Company’s intention to cancel the remaining Ordinary Shares that are successfully tendered to the Counterparty Bank and subsequently purchased by the Company pursuant to the Option Agreement.

Part IV

Details of the Tender Offer in respect of Ordinary Shares

This Part IV relates to Ordinary Shares and the Tender Offer in respect of the Ordinary Shares (and not ADSs). Except as otherwise expressly noted and except as set forth in this Part IV, this Part IV does not apply to ADSs or the tender of ADSs. However, as a tender of ADSs will be deemed to be an instruction to the Depositary to cause the Custodian to tender the Ordinary Shares underlying the tendered ADSs, the following Part IV contains information relevant to ADS Holders as well as holders of Ordinary Shares. ADS Holders are directed to Part VII of this Circular for further details of the Tender Offer with respect to ADSs.

1.	INTRODUCTION

Shareholders are hereby invited to tender Ordinary Shares for purchase by the Counterparty Bank on the terms and subject to the Conditions set out in this Circular and, in the case of Shareholders holding certificated Ordinary Shares, the accompanying Tender Form.

Shareholders do not have to tender any Ordinary Shares if they do not wish to do so. The rights of Shareholders who choose not to tender their Ordinary Shares will be unaffected.

Under the Option Agreement, the Company has granted to the Counterparty Bank a put option, pursuant to which, if exercised, the Company is obliged to purchase from the Counterparty Bank, at the Strike Price, the Ordinary Shares purchased by the Counterparty Bank pursuant to the Tender Offer. The Counterparty Bank has granted a call option to the Company under the Option Agreement, which, on exercise, obliges the Counterparty Bank to sell to the Company, at the Strike Price, the Ordinary Shares purchased by the Counterparty Bank pursuant to the Tender Offer if the Counterparty Bank does not exercise its put option. It is the Company’s intention to cancel all of the Ordinary Shares purchased by the Company under the Option Agreement.

2.	TERMS AND CONDITIONS OF THE TENDER OFFER

2.1	The Tender Offer is conditional on the following (the “Conditions”):

(a)

receipt of valid tenders in respect of at least 2,135,722 Ordinary Shares (including Ordinary Shares represented by ADSs) (representing 1.0 per cent. of the Company’s Issued Ordinary Share Capital as at 26 October 2012) by 3.00 p.m. (UK time) on the Ordinary Share Closing Date (unless the Tender Offer is extended);

(b)

the Counterparty Bank, acting reasonably, being satisfied at all times up to the Unconditional Time that the Company has complied with its obligations, and is not in breach of any of the representations and warranties given by it under the Option Agreement;

(c)

in the reasonable opinion of the Directors, there shall not have occurred prior to the Unconditional Time a material adverse change in or affecting, or any development reasonably likely to give rise to or involve a prospective material adverse change in or affecting, the condition (financial, operational, legal or otherwise), earnings, reserves, management, business affairs, solvency, properties, assets, liabilities, capitalisation, stockholders’ equity, operations, licences, results of operations, credit rating or prospects of the Company or any other member of the Group, whether or not arising in the ordinary course of business;

(d)	there shall not have occurred at any time prior to the Unconditional Time and it is unlikely that there will occur immediately after the Unconditional Time:

(i)

any material adverse change in the financial markets in the United States, the United Kingdom or in any member or associate member of the European Union or the international financial markets, any outbreak or escalation of hostilities, war, act of terrorism, declaration of emergency or martial law or other calamity or crisis or event or any change or development involving a prospective change in national or international political, financial, economic, monetary or market conditions or currency exchange rates or controls;

(ii)

any suspension of, or occurrence of material limitations to trading in any securities of the Company by the London Stock Exchange or the NASDAQ Global Market or any other exchange or over the counter market, or of trading generally on the London Stock Exchange or NASDAQ Global Market or minimum or maximum prices for trading having been fixed, or maximum ranges for prices of securities having been required, by any of said exchanges or by order of any governmental authority, or a material disruption in commercial banking or securities settlement or clearance services in the United States or in Europe; or

(iii)	a declaration of a banking moratorium by the United States, the United Kingdom or any member or associate member of the European Union,

(iv)

any threatened, instituted, or pending action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

(a)

challenges or seeks to challenge, restrain, prohibit or delay the making of the Tender Offer, the acquisition of the Ordinary Shares (including Ordinary Shares represented by ADSs) in the Tender Offer, or any other matter relating to the Tender Offer and subsequent repurchase of Ordinary Shares, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Tender Offer and subsequent repurchase of Ordinary Shares;

(b)

seeks to make the purchase of, or payment for, some or all of the Ordinary Shares (including Ordinary Shares represented by ADSs) pursuant to the Tender Offer illegal or results in a delay in the ability to accept for payment or pay for some or all of the Ordinary Shares;

(c)

seeks to make the repurchase, or payment for, some or all of the Ordinary Shares (including Ordinary Shares represented by ADSs) to be repurchased by the Company pursuant to the subsequent repurchase, illegal or results in a delay in the ability to accept payment or pay for some or all of such repurchased Ordinary Shares; or

(d)

otherwise could reasonably be expected to materially adversely affect the condition (financial, operational, legal or otherwise), earnings, reserves, management, business affairs, solvency, properties, assets, liabilities, capitalization, stockholders’ equity, operations, licenses, results of operations, credit rating or prospects of the Company or any other member of the Group or any of their respective affiliates, whether or not arising in the ordinary course of business, taken as a whole, or the value of the Ordinary Shares (including Ordinary Shares represented by ADSs);

(v)

any action taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Tender Offer and the subsequent repurchase of Ordinary Shares or the Company or any other member of the Group or any of their respective affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which,

(a)

indicates that any approval or other action of any such court, agency or authority may be required in connection with the Tender Offer, the purchase of the Ordinary Shares (including Ordinary Shares represented by ADSs) thereunder or the subsequent repurchase of Ordinary Shares;

(b)	could reasonably be expected to prohibit, restrict or delay consummation of the Tender Offer or the subsequent repurchase of Ordinary Shares; or

(c)

otherwise could reasonably be expected to materially adversely affect the condition (financial, operational, legal or otherwise), earnings, reserves, management, business affairs, solvency, properties, assets, liabilities, capitalization, stockholders’ equity, operations, licenses, results of operations, credit rating or prospects of the Company or any other member of the Group or any of their respective affiliates, whether or not arising in the ordinary course of business, taken as a whole, or the value of the Ordinary Shares (including Ordinary Shares represented by ADSs);

which in the opinion of the Counterparty Bank, acting reasonably, makes or would be likely to make it impracticable, impossible or unduly onerous to proceed with the Tender Offer as contemplated by this Circular;

(e)	at no time during which the Tender Offer remains open, shall the closing mid-market price of the Ordinary Shares on the London Stock Exchange have fallen below 250 pence per Ordinary Share; or

(f)

at no time during which the Tender Offer remains open, shall the aggregate value of the FTSE 250 Index have fallen more than 20 per cent. at the close of trading on any day from the aggregate value of 11,926 (being the aggregate value of the FTSE 250 Index as at the close of trading on 26 October 2012).

For these purposes, the “Unconditional Time” shall be, subject to the satisfaction or (in accordance with these terms and conditions) waiver, where applicable, of the Conditions referred to above, 3.00 p.m. (UK time) on the Ordinary Share Closing Date (unless the Tender Offer is extended).

The Counterparty Bank will not purchase the Ordinary Shares pursuant to the Tender Offer unless the Conditions have been satisfied or, as provided below, waived. In the event that the Condition listed in paragraph (c) shall not have been satisfied, the Company shall be entitled in its sole discretion to waive such Condition and to elect to proceed with the implementation of the Tender Offer. Furthermore, if the Condition listed in paragraph (d) has not been satisfied and is not waived by the Counterparty Bank, the Counterparty Bank will not purchase the Ordinary Shares pursuant to the Tender Offer. Subject to paragraph 2.22 below, if the Conditions are not satisfied or, where applicable, waived by 3.00 p.m. (UK time) on the Ordinary Share Closing Date (unless the Tender Offer is extended), the Tender Offer will lapse.

2.2	(a)	Ordinary Shares may be tendered under the Tender Offer in the following ways:

(i)	as a tender at the Strike Price (a “Strike Price Tender”);

(ii)	as a tender at a single price in the Price Range; or

(iii)	as a tender at more than one of the prices in the Price Range (including a Strike Price Tender).

(b)

Tenders other than Strike Price Tenders must be expressed in whole pence per Ordinary Share at one of the share prices indicated on the Tender Form (in the case of certificated Ordinary Shares) or as explained in paragraph 3.3 of this Part IV (in the case of uncertificated Ordinary Shares).

(c)

The total number of Ordinary Shares tendered by any Shareholder at price(s) in the Price Range and/or as Strike Price Tenders must not exceed the total number of Ordinary Shares held by that Shareholder at 3.00 p.m. (UK time) on the Ordinary Share Closing Date (unless the Tender Offer is extended).

2.3

The Tender Offer in respect of Ordinary Shares is available only to Shareholders who hold Ordinary Shares at 3.00 p.m. (UK time) on the Ordinary Share Closing Date (unless the Tender Offer is extended) and in respect of the number of Ordinary Shares they hold. No Ordinary Shares may be tendered in the Tender Offer by guaranteed delivery.

2.4

Tenders in respect of certificated Ordinary Shares may be withdrawn by written notice received by the Receiving Agent, Equiniti, at any time until 3.00 p.m. (UK time) on 29 November 2012. Tenders in respect of uncertificated Ordinary Shares may be withdrawn by input and settlement in CREST of an ESA instruction in accordance with the procedures set out in this Part IV, at any time until 3.00 p.m. (UK time) on 29 November 2012. After 3.00 p.m. (UK time) on 29 November 2012, all tenders will be irrevocable. All questions as to the validity of notices of withdrawal (including time of receipt) or ESA instructions, as applicable, will be determined by the Company in its sole discretion, which determination shall be final and binding (except as otherwise required under applicable law). None of the Company, the Counterparty Bank, the Receiving Agent or any other person is or will be obliged to give notice of any defects or irregularities in any notice of withdrawal or ESA instruction, and none of them will incur any liability for failure to give any such notice.

Notwithstanding the foregoing, if not accepted for payment as provided in this Circular prior to 26 December 2012, you may withdraw tendered Ordinary Shares at any time after 26 December 2012.

2.5

Subject to paragraph 2.22 below, the Tender Offer in respect of Ordinary Shares will close at 3.00 p.m. (UK time) on the Ordinary Share Closing Date (unless the Tender Offer is extended) and no tenders received after that time will be accepted.

2.6

All or any part of a holding of Ordinary Shares may be tendered. Ordinary Shares successfully tendered will be sold to the Counterparty Bank fully paid and free from all liens, charges, equitable interests and encumbrances and with all rights attaching to the same. Under the Option Agreement, the Company has granted to the Counterparty Bank a put option, pursuant to which, if exercised, the Company is obliged to purchase from the Counterparty Bank, at an amount per Ordinary Share equal to the Strike Price, the Ordinary Shares purchased by the Counterparty Bank pursuant to the Tender Offer. Also under the Option Agreement, the Counterparty Bank has granted a call option to the Company which, on exercise, obliges the Counterparty Bank to sell to the Company, at an amount per Ordinary Share equal to the Strike Price, the Ordinary Shares purchased by the Counterparty Bank pursuant to the Tender Offer, if the Counterparty Bank does not exercise its put option. The Company intends to cancel all such Ordinary Shares acquired by the Company under the Option Agreement. Ordinary Shares purchased by the Counterparty Bank pursuant to the Tender Offer will not rank for any future dividends.

2.7	(a)

Tenders in respect of Ordinary Shares held in certificated form must be made on the accompanying Tender Form, duly completed in accordance with the instructions set out below and in the Tender Form itself which together constitute part of the terms of the Tender Offer). Such tenders will be valid only if the procedures contained in this Circular and in the Tender Form are complied with.

(b)

Tenders in respect of Ordinary Shares held in uncertificated form (that is, in CREST) must be made by the input and settlement of a TTE Instruction in CREST in accordance with the instructions set out in this Part IV and the relevant procedures in the CREST Manual which together constitute part of the terms of the Tender Offer. Such tenders will be valid only if the procedures contained in this Circular and in the relevant parts of the CREST Manual are complied with.

(c)

The Tender Offer and all tenders will be governed by and construed in accordance with English law and, to the extent applicable, US federal law. Delivery of a Tender Form or the input of a TTE Instruction in CREST, as applicable, will constitute submission to the jurisdiction of the English courts.

2.8

Subject to paragraph 2.22 below, the results of the Tender Offer and, if applicable, the extent to which tenders will be scaled down, in accordance with the terms and Conditions of the Tender Offer will be announced on or about 30 November 2012 (unless the Tender Offer is extended).

2.9

All documents and remittances sent by or to Shareholders and all instructions made by or on behalf of a Shareholder in CREST will be sent or made (as the case may be) at the risk of the person entitled thereto. If the Tender Offer does not become unconditional and lapses or is withdrawn:

(a)	in respect of Ordinary Shares held in certificated form, Tender Forms, ordinary share certificates and other documents of title will be returned by post promptly after the date of such lapse; or

(b)

in respect of Ordinary Shares held in uncertificated form (that is, in CREST), the escrow agent will provide instructions to Euroclear to transfer all Ordinary Shares (including Ordinary Shares represented by ADSs) held in escrow balances by TFE instruction to the original available balances to which those Ordinary Shares relate.

2.10	If only part of a holding of Ordinary Shares is successfully tendered pursuant to the Tender Offer, the relevant Shareholder will be entitled to receive the following:

(a)	for Ordinary Shares held in certificated form, a certificate in respect of the unsold Ordinary Shares; or

(b)

for Ordinary Shares held in uncertificated form (that is, in CREST), the transfer by the escrow agent by TFE instruction to the original available balances of the unsold Ordinary Shares or the credit of the balance of the unsold Ordinary Shares by the escrow agent by an ARAN message.

2.11

Further copies of the Tender Form may be obtained on request from the Shareholder Helpline on 0871 384 2050 (from inside the UK) and +44 121 415 0259 (from outside the UK) or from the Receiving Agent, Equiniti, at Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA. Please note that calls to the helpline numbers may be monitored or recorded. Calls to 0871 384 2050 are charged at 8 pence per minute from a BT landline. Other service providers’ costs may vary. Calls to +44 121 415 0259 from outside the UK are chargeable at applicable international rates. Different charges may apply to calls from mobile telephones.

If you are an Ordinary Shareholder in the United States and have questions on how you can participate in the Tender Offer, please call the Information Agent at 877 456-3510 (toll-free from the US) and +1 412-232-3651 (from other countries) from 9.00 a.m. to 8.00 p.m. (New York City time) Monday through Friday, and Saturday from 10.00 a.m. to 2.00 p.m. (New York City time). Banks, brokers and institutional holders may call +1 212-750-5833 (collect), Monday through Friday from 9.00 a.m. to 5.00 p.m. (New York City time).

2.12

The lowest price per share at which tenders of Ordinary Shares will be accepted is the Minimum Price. The highest price per share at which tenders of Ordinary Shares will be accepted is the Maximum Price. Only tenders of Ordinary Shares made at 5 pence increments in the Price Range will be accepted.

2.13

The Strike Price will be the lowest price per Ordinary Share in the Price Range that will allow the Counterparty Bank to purchase the maximum number of Ordinary Shares (including Ordinary Shares represented by ADSs) for a total cost not exceeding £176.69 million or, if the aggregate value of all Ordinary Shares (including Ordinary Shares represented by ADSs) validly tendered by Shareholders is less than £176.69 million, such lesser number of Ordinary Shares (including Ordinary Shares represented by ADSs) as are validly tendered pursuant to the Tender Offer. All Ordinary Shareholders who tender Ordinary Shares at a price below or at the Strike Price or as Strike Price Tenders will receive the Strike Price for all successful tenders accepted, subject, where applicable, to the scaling back arrangements described in 2.15 below.

2.14

If the aggregate value of all Ordinary Shares (including Ordinary Shares represented by ADSs) validly tendered by Shareholders is £176.69 million or less, then all Ordinary Shares validly tendered will be accepted and purchased at the Strike Price, regardless of the price within the Price Range at which individual Shareholders choose to tender their Ordinary Shares.

2.15

If the aggregate value at the Strike Price of all validly tendered Ordinary Shares (including Ordinary Shares represented by ADSs) exceeds £176.69 million, not all of the Ordinary Shares (including Ordinary Shares represented by ADSs) validly tendered will be accepted and purchased. In these circumstances, the number of Ordinary Shares (including Ordinary Shares represented by ADSs) which will be accepted and purchased will be as follows:

(a)

all valid tenders of Ordinary Shares at a price at or (if applicable) below the Strike Price or as a Strike Price Tender by a Shareholder will be scaled down pro-rata to the total number of Ordinary Shares so tendered by that Shareholder, such that the total cost of Ordinary Shares (including Ordinary Shares represented by ADSs) purchased pursuant to the Tender Offer does not exceed £176.69 million; and

(b)	all tenders of Ordinary Shares at a price above the Strike Price will be rejected and will not be purchased by the Counterparty Bank.

2.16	All Ordinary Shares successfully tendered will be purchased by the Counterparty Bank, as principal and not as agent, nominee or trustee, at the Strike Price.

2.17	Should any fractions arise from any scaling down, the number of Ordinary Shares accepted shall be rounded down to the nearest whole Ordinary Share.

2.18	All Ordinary Shares tendered at a price above the Strike Price will be rejected and will not be purchased by the Counterparty Bank.

2.19

All questions as to the number of Ordinary Shares tendered, the price to be paid therefor and the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tender of Ordinary Shares will be determined by the Company in its sole discretion, which determination shall be final and binding on all of the parties (except as otherwise required under applicable law). The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance or payment for which may, in the opinion of the Company be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in the tender of any particular Ordinary Share or any particular holder thereof. No tender of Ordinary Shares will be deemed to be validly made until all defects or irregularities have been cured or waived. In the event of a waiver, the consideration under the Tender Offer will not be despatched (in respect of certificated Ordinary Shares) or made by way of a CREST payment (in respect of uncertificated Ordinary Shares), until after (in the case of certificated Ordinary Shares) the Tender Form is complete in all respects and the share certificates and/or other document(s) of title satisfactory to the Company and the Counterparty Bank have been received or (in the case of uncertificated Ordinary Shares) the relevant TTE Instruction has settled. None of the Company, the Counterparty Bank, the Receiving Agent or any other person is or will be obliged to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

2.20	Ordinary Shares will be purchased pursuant to the Tender Offer free of commissions and dealing charges.

2.21	The failure of any person to receive a copy of this Circular or the Tender Form shall not invalidate any aspect of the Tender Offer.

2.22

The Company reserves the right, at any time prior to the announcement of the results of the Tender Offer and with the prior consent of the Counterparty Bank, to amend the terms and Conditions of the Tender Offer in order to comply with any applicable rules and regulations, including rules and regulations of the SEC. The Company also reserves the right, at any time prior to the announcement of the results of the Tender Offer and with the prior consent of the Counterparty Bank, to revise the Price Range or change the aggregate value of the Tender Offer, based on market conditions and/or other factors, subject to compliance with applicable legal and regulatory requirements. Subject to any applicable rules and regulations of the SEC, the Company also reserves the right, at any time prior to the announcement of the results of the Tender Offer and with the prior consent of the Counterparty Bank to extend the period during which the Tender Offer is open, in which event the term “Ordinary Share Closing Date” shall mean the latest time and date at which the Tender Offer applicable to Ordinary Shares, as so extended, shall close. The Company shall notify Shareholders of any such revision, change or extension promptly by public announcement. The Company will post such announcement on its website, deliver such announcement through a Regulatory Information Service not later than 8.00 a.m. (UK time) and by press release in the US and file such announcement with the SEC no later than the earlier of 9.00 a.m. New York City time and the first opening of the NASDAQ Global Market in each case, on the next US Business Day after the scheduled expiration date of the Tender Offer. Additionally, any change to the amount of Ordinary Shares (including Ordinary Shares represented by ADSs) that is subject to the Tender Offer will be made in accordance with any applicable US securities laws and, the rules of the NASDAQ Global Market.

3.	PROCEDURE FOR TENDERING

3.1	Different procedures for Ordinary Shares in certificated and uncertificated form

If you hold Ordinary Shares in certificated form, you may tender such Ordinary Shares only by completing and returning the Tender Form in accordance with the instructions set out in paragraph 3.2 below and the instructions printed on the form itself.

If you hold Ordinary Shares in certificated form, but under different designations, you should complete a separate Tender Form in respect of each designation. Additional Tender Forms are available from Equiniti by calling the Shareholder Helpline or the Information Agent, details of which are set out at the front of this Circular.

If you hold Ordinary Shares in uncertificated form (that is, in CREST) you may tender such Ordinary Shares by TTE Instruction only in accordance with the procedures set out in paragraph 3.3 below and, if those Ordinary Shares are held under different member account IDs, you should send a separate TTE Instruction for each member account ID.

No Ordinary Shares may be tendered in the Tender Offer by guaranteed delivery.

3.2	Ordinary Shares held in certificated form

(a)	Tenders of Ordinary Shares held in certificated form

To tender your Ordinary Shares held in certificated form you must complete, sign and have witnessed the Tender Form as appropriate.

The completed, signed and witnessed Tender Form should be sent either by post in the accompanying reply-paid envelope (for use in the UK only) along with the relevant ordinary share certificate or by hand during normal business hours to the Receiving Agent, Equiniti, at Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA as soon as possible and, in any event, so as to be received not later than 3.00 p.m. (UK time) on 29 November 2012. No tenders received after that time will be accepted (unless the Ordinary Share Closing Date is extended). No acknowledgement of receipt of documents will be given. For further information on Overseas Shareholders, see the section headed “Overseas Shareholders” below.

The completed and signed Tender Form should be accompanied, where possible, by the relevant share certificate(s) and/or other document(s) of title.

If your share certificate(s) and/or other document(s) of title are not readily available (for example, if they are with your stockbroker, bank or other agent) or are lost, the Tender Form should nevertheless be completed, signed and returned as described above so as to be received by the Receiving Agent, Equiniti, at Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA not later than 3.00 p.m. (UK time) on 29 November 2012 together with any share certificate(s) and/or document(s) of title that you may have available.

In respect of those Ordinary Shares for which your share certificate(s) is/are unavailable and you have been sent a Tender Form, a letter of indemnity can be obtained by writing to Equiniti at Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA or calling them on the Shareholder Helpline or the Information Agent, details of which are set out on the front of this Circular. If a separate letter of indemnity is completed, this should be returned with the Tender Form as described above so as to be received by the Receiving Agent, Equiniti, at Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA not later than 3.00 p.m. (UK time) on 29 November 2012.

Where you have completed and returned a letter of indemnity in respect of unavailable share certificates and you subsequently find or obtain the relevant share certificates, you should immediately send the certificate by hand or by post to the Receiving Agent, Equiniti, at Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA.

(b)	Withdrawal of Ordinary Shares held in certificated form

Tenders in respect of certificated Ordinary Shares may be withdrawn by written notice received by the Receiving Agent, Equiniti, at any time until 3.00 p.m. (UK time) on 29 November 2012. After 3.00 p.m. (UK time) on 29 November 2012, all tenders will be irrevocable. All questions as to the validity of notices of withdrawal (including time of receipt) will be determined by the Company in its sole discretion, which determination shall be final and binding (except as otherwise required under applicable law). None of the Company, the Counterparty Bank, the Receiving Agent or any other person is or will be obliged to give notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice.

If not accepted for payment as provided in this Circular prior to 26 December 2012, you may withdraw tendered Ordinary Shares at any time after 26 December 2012.

3.3	Ordinary Shares held in uncertificated form (that is, in CREST)

If your Ordinary Shares are in uncertificated form, to tender such shares you should take (or procure the taking of) the action set out below to transfer (by means of a TTE Instruction) the number of Ordinary Shares which you wish to tender under the Tender Offer to the appropriate escrow account, specifying Equiniti (in its capacity as a CREST Participant under the relevant participant ID(s) and member account ID(s) referred to below) as the escrow agent, as soon as possible and in any event so that the TTE Instruction settles by no later than 3.00 p.m. (UK time) on 29 November 2012. Please note that settlement cannot take place on weekends or bank holidays (or other times at which the CREST system is non-operational) and you should therefore ensure you time the input of any TTE Instructions accordingly.

The input and settlement of a TTE Instruction in accordance with this paragraph 3.3 (which has not been validly withdrawn) shall constitute an offer to sell the number of Ordinary Shares at the price(s) indicated on the terms of the Tender Offer, by transferring such shares to the relevant escrow account as detailed in subparagraph 3.3(a)(v) below (an “Electronic Tender”).

If you are a CREST Sponsored Member, you should refer to your CREST Sponsor before taking any action. Your CREST Sponsor will be able to confirm details of your participant ID and the member account ID under which your Ordinary Shares are held. In addition, only your CREST Sponsor will be able to send the TTE Instruction to Euroclear in relation to the Ordinary Shares which you wish to tender.

After settlement of a TTE Instruction, you will not be able to access in CREST for any transaction or charging purposes the Ordinary Shares which are the subject of such TTE Instruction, notwithstanding that they will be held by Equiniti as your agent until completion or lapsing of the Tender Offer. If the Tender Offer becomes unconditional Equiniti will transfer the successfully tendered Ordinary Shares to itself as the agent of the Counterparty Bank, returning any Ordinary Shares not successful in the Tender Offer to you.

You are recommended to refer to the CREST Manual published by Euroclear for further information on the CREST procedures outlined below.

You should note that Euroclear does not make available special procedures for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE Instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or your CREST Sponsor) to enable a TTE Instruction relating to your Ordinary Shares to settle prior to 3.00 p.m. (UK time) on 29 November 2012. In this regard you are referred in particular to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

(a)	Electronic Tenders

To tender Ordinary Shares in uncertificated form you should send (or if you are a CREST Sponsored Member, procure your CREST Sponsor sends) to Euroclear a TTE Instruction in relation to such Ordinary Shares.

A TTE Instruction to Euroclear must be properly authenticated in accordance with Euroclear’s specifications for transfers to escrow and must contain the following additional details:

(i)	the number of Ordinary Shares in respect of which you wish to tender and be transferred to an escrow account;

(ii)	your member account ID;

(iii)	your participant ID;

(iv)

the participant ID of Equiniti, in its capacity as a CREST receiving agent. For the purposes of the Tender Offer, the participant ID is dependent upon the price per Ordinary Share at which you wish to tender, as set out in paragraph (v) below;

(v)

the member account ID of Equiniti, in its capacity as escrow agent. For the purposes of the Tender Offer this will be dependent on the price per Ordinary Share at which you wish to tender, as set out below in this paragraph (v).

The following sets out the different escrow accounts by price range and the relevant participant ID and member account ID for each.

Tender at Price (pence)	Participant ID	Member account ID
Strike Price	2RA11	CSRTDSP
335	2RA11	CSRTD335
340	2RA11	CSRTD340
345	2RA11	CSRTD345
350	2RA11	CSRTD350
355	2RA11	CSRTD355
360	2RA11	CSRTD360
365	2RA11	CSRTD365
370	2RA11	CSRTD370
375	2RA11	CSRTD375

(vi)	the corporate action ISIN, which is GB0034147388;

(vii)	the intended settlement date. This should be as soon as possible and, in any event, not later than 3.00 p.m. (UK time) on 29 November 2012;

(viii)	input with standard delivery instruction of priority 80;

(ix)

the corporate action number for the relevant Price Range. There are two corporate action numbers allocated by Euroclear and these can be found by viewing the corporate action details on screen in CREST; and

(x)	the contact name and telephone number inserted in the shared note field.

(b)	Withdrawal of Electronic Tenders

In the case of Ordinary Shares held in uncertificated form, withdrawals of Electronic Tenders are permitted up until 3.00 p.m. (UK time) on 29 November 2012, and a Shareholder may withdraw his Electronic Tender through CREST by sending (or, if a CREST Sponsored Member, procuring that his CREST Sponsor sends) an ESA instruction to settle in CREST in relation to each Electronic Tender to be withdrawn. Each ESA instruction must, in order for it to be valid and settle, include the following details:

(i)	the number of Ordinary Shares to be withdrawn, together with the corporate action ISIN, which is GB0034147388;

(ii)	your member account ID;

(iii)	your participant ID;

(iv)	the member account ID of the escrow agent included in the relevant Electronic Tender, together with the escrow agent’s participant ID;

(v)	the transaction reference number of the Electronic Tender to be withdrawn;

(vi)	the intended settlement date for the withdrawal; and

(vii)	the corporate action number for the relevant Tender Offer Price Range of the Electronic Tender to be withdrawn.

Any such withdrawal will be conditional upon Equiniti verifying that the withdrawal request is validly made. Accordingly, Equiniti will on behalf of the Counterparty Bank reject or accept the withdrawal by transmitting in CREST a receiving agent reject (AEAD) message or receiving agent accept (AEAN) message.

If not accepted for payment as provided in this Circular prior to 26 December 2012, you may withdraw tendered Ordinary Shares at any time after 26 December 2012.

(c)	Withdrawal and re-tender of the same number of Ordinary Shares into different escrow balance(s)

A Shareholder (or if a CREST Sponsored Member, his CREST Sponsor) may, at the same time as withdrawing an Electronic Tender in accordance with the procedures described above and by the input and settlement of the same ESA instruction, re-tender the same number of Ordinary Shares the subject of that Electronic Tender into one or more different escrow balances, provided that the escrow balances to be used for the re-tendered Ordinary Shares will be within the same corporate action number as used in the previous TTE Instruction.

In addition to the details to be included in the ESA instruction for the purposes of withdrawal of an Electronic Tender, the ESA instruction must also include the following details:

(i)	the number of Ordinary Shares in respect of which the Shareholder wishes to re-tender and be transferred to a different escrow account; and

(ii)	the member account ID and participant ID of the escrow agent relevant to the new escrow balance(s) the Shareholder wishes to transfer the Ordinary Shares to.

If a Shareholder (or if a CREST Sponsored Member, his CREST Sponsor) wishes to re-tender a different number of Ordinary Shares to the number in his original Electronic Tender and/or re-tender Ordinary Shares into escrow accounts within a different corporate action number, he must withdraw the Electronic Tender in accordance with the procedure set out in subparagraph (b) above and input a new TTE Instruction for the number of Ordinary Shares he wishes to re-tender in accordance with the procedures set out in subparagraph (a) above.

An appropriate announcement through a Regulatory Information Service and by press release in the US will be made if any of the details contained in paragraph (b) or paragraph (c) are altered.

If not accepted for payment as provided in this Circular prior to 26 December 2012, you may withdraw tendered Ordinary Shares at any time after 26 December 2012.

3.4	Deposits of Ordinary Shares into, and withdrawals of Ordinary Shares from, CREST

Normal CREST procedures (including timings) apply in relation to any Ordinary Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Tender Offer (whether such conversion arises as a result of a transfer of Ordinary Shares or otherwise). Shareholders who are proposing to convert any such Ordinary Shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Ordinary Shares as a result of the conversion to take all necessary steps in connection with such person’s participation in the Tender Offer (in particular, as regards delivery of share certificates and/or other documents of title or transfers to an escrow balance as described above) prior to 3.00 p.m. (UK time) on 29 November 2012.

3.5	Validity of tenders

(a)	Tender Forms

Notwithstanding the powers in paragraph 2.18 of this Part IV, the Company reserves the right to treat as valid only Tender Forms which are received entirely in order by 3.00 p.m. (UK time) on 29 November 2012 and which are accompanied by the relevant share certificate(s) and/or other document(s) of title or a satisfactory indemnity in lieu thereof in respect of the entire number of Ordinary Shares tendered.

(b)	Validity of Electronic Tenders

A Tender Form which is received in respect of Ordinary Shares held in uncertificated form will not constitute a valid tender and will be disregarded. Holders of Ordinary Shares in uncertificated form who wish to tender such shares should note that a TTE Instruction will be a valid tender as at 29 November 2012 only if it has settled on or before 3.00 p.m. (UK time) on that date (unless the Tender Offer is extended).

An appropriate announcement will be made if any of the details contained in this paragraph 3.5(b) are altered.

(c)	General

Notwithstanding the completion of a valid Tender Form or settlement of a TTE Instruction, as applicable, the Tender Offer may lapse in accordance with the Conditions set out in this Part IV or be withdrawn.

The decision of the Company as to which Ordinary Shares have been validly tendered shall be conclusive and binding on all Shareholders.

If you are in any doubt as to how to complete the Tender Form or as to the procedure for making an Electronic Tender, please telephone the Shareholder Helpline or the Information Agent, details of which are set out on the front of this Circular. You are reminded that, if you are a CREST Sponsored Member, you should contact your CREST Sponsor before taking any action.

Shareholders should note that once their Ordinary Shares are tendered, they may not be sold, transferred, charged or otherwise disposed of.

3.6	Settlement

Settlement of the consideration to which any Shareholder is entitled pursuant to valid tenders accepted by the Counterparty Bank will be made as follows:

(a)	Ordinary Shares held in certificated form

Where an accepted tender relates to Ordinary Shares held in certificated form, cheques for the consideration due will be despatched by 5 December 2012 by the Receiving Agent by first class post to the person or agent whose name and address is set out in Box 1 of the Tender Form or, if none is set out, to the registered address of the tendering Shareholder or, in the case of joint holders, the address of the first named. All payments will be made in sterling by cheque drawn on a branch of a UK clearing bank.

(b)	Ordinary Shares held in uncertificated form (that is, in CREST)

Where an accepted tender relates to Ordinary Shares held in uncertificated form, the consideration due will be paid by 3 December 2012 by means of CREST by Equiniti (acting on behalf of the Counterparty Bank) procuring that a CREST payment is made in favour of the tendering Shareholder’s payment bank in accordance with the CREST payment arrangements.

4.	TENDER FORMS

Each Shareholder by whom, or on whose behalf, a Tender Form is executed undertakes, represents, warrants and agrees to and with the Counterparty Bank (so as to bind him, his personal representatives, heirs, successors and assigns) that:

(a)

the execution of the Tender Form shall constitute an offer to sell to the Counterparty Bank such number of Ordinary Shares as are inserted in Box 2 of the Tender Form, or deemed to be tendered, as applicable, on and subject to the terms and conditions set out or referred to in this Circular and the Tender Form, as applicable and that, once lodged, such tender shall be irrevocable after 3.00 p.m. (UK time) on the Ordinary Share Closing Date (unless the Tender Offer is extended);

(b)

such Shareholder has full power and authority to tender, sell, assign or transfer the Ordinary Shares in respect of which such offer is accepted (together with all rights attaching thereto) and, when the same are purchased by the Counterparty Bank, the Counterparty Bank will acquire such Ordinary Shares with full title guarantee and free from all liens, charges, encumbrances, equitable interests, rights of pre-emption or other third party rights of any nature and together with all rights attaching thereto, on or after 3.00 p.m. (UK time) on the Ordinary Share Closing Date (unless the Tender Offer is extended) including the right to receive all dividends and other distributions declared, paid or made after that date;

(c)

the execution of the Tender Form will, subject to the Tender Offer becoming unconditional, constitute the irrevocable appointment of any director or officer of the Counterparty Bank as such Shareholder’s attorney and/or agent (the “Attorney”), and an irrevocable instruction to the Attorney to complete and execute all or any instruments of transfer and/or other documents at the Attorney’s discretion in relation to the Ordinary Shares referred to in paragraph (a) above in favour of the Counterparty Bank or such other person or persons as the Counterparty Bank may direct and to deliver such instrument(s) of transfer and/or other documents at the discretion of the Attorney, together with the share certificate(s) and/or other document(s) relating to such Ordinary Shares, for registration within six months of the Tender Offer becoming unconditional and to do all such other acts and things as may in the opinion of such Attorney be necessary or expedient for the purpose of, or in connection with, the Tender Offer and to vest in the Counterparty Bank or its nominee(s) or such other person(s) as the Counterparty Bank may direct such Ordinary Shares;

(d)

such Shareholder agrees to ratify and confirm each and every act or thing which may be done or effected by the Counterparty Bank or any of its directors or officers or any person nominated by the Counterparty Bank in the proper exercise of its or his or her powers and/or authorities hereunder;

(e)

such Shareholder holding Ordinary Shares in certificated form will deliver to the Receiving Agent his share certificate(s) and/or other document(s) of title in respect of the Ordinary Shares referred to in such paragraph (a) above, or an indemnity acceptable to the Counterparty Bank in lieu thereof, or will procure the delivery of such document(s) to such person as soon as possible thereafter and, in any event, no later than 3.00 p.m. on the Ordinary Share Closing Date (unless the Tender Offer is extended);

(f)	the provisions of the Tender Form shall be deemed to be incorporated into the terms and Conditions of the Tender Offer;

(g)

such Shareholder shall do all such acts and things as shall be necessary or expedient and execute any additional documents deemed by the Counterparty Bank to be desirable, in each case to complete the purchase of the Ordinary Shares and/or to perfect any of the authorities expressed to be given hereunder;

(h)

such Shareholder, if an Overseas Shareholder, has fully observed any applicable legal requirements and that the invitation under the Tender Offer may be made to him under the laws of the relevant jurisdiction;

(i)

the despatch of a cheque to a Shareholder as referred to in the section headed “Settlement” above, will discharge fully any obligation of the Counterparty Bank to pay such Shareholder the consideration to which he is entitled under the Tender Offer;

(j)	on execution the Tender Form takes effect as a deed; and

(k)

the execution of the Tender Form constitutes such Shareholder’s submission to the jurisdiction of the courts of England in relation to all matters arising out of or in connection with the Tender Offer or the Tender Form.

Each Shareholder to which this paragraph 4 applies acknowledges and agrees that the undertakings, representations, warranties and agreements referred to above shall be irrevocable (without prejudice to paragraph 4(a) above) until and unless the Tender Form is validly withdrawn in accordance with the terms and Conditions of this Part IV.

Each Shareholder to which this paragraph 4 applies hereby consents to the assignment by the Counterparty Bank to the Company of all such benefit as the Counterparty Bank may have, immediately prior to completion of the purchase of the relevant Ordinary Shares, in any covenants, representations and warranties in respect of the Ordinary Shares which are successfully tendered under the Tender Offer.

A reference in this paragraph to a Shareholder includes a reference to the person or persons executing the Tender Form and in the event of more than one person executing a Tender Form, the provisions of this paragraph will apply to them jointly and severally.

5.	ELECTRONIC TENDERS

Each Shareholder by whom, or on whose behalf, an Electronic Tender is made undertakes, represents, warrants and agrees to and with the Counterparty Bank (so as to bind him, his personal representatives, heirs, successors and assigns) that:

(a)

the input of the TTE Instruction shall constitute an offer to sell to the Counterparty Bank such number of Ordinary Shares as are specified in the TTE Instruction, on and subject to the terms and Conditions set out or referred to in this Circular and that once the TTE Instruction has settled, such tender shall be irrevocable after 3.00 p.m. (UK time) on the Ordinary Share Closing Date (unless the Tender Offer is extended);

(b)

such Shareholder has full power and authority to tender, sell, assign or transfer the Ordinary Shares in respect of which such offer is accepted (together with all rights attaching thereto) and, when the same are purchased by the Counterparty Bank, the Counterparty Bank will acquire such Ordinary Shares with full title guarantee and free from all liens, charges, encumbrances, equitable interests, rights of pre-emption or other third party rights of any nature and together with all rights attaching thereto, on or after 3.00 p.m. (UK time) on the Ordinary Share Closing Date (unless the Tender Offer is extended) including the right to receive all dividends and other distributions declared, paid or made after that date;

(c)

the input of the TTE Instruction will, subject to the Tender Offer becoming unconditional, constitute the irrevocable appointment of any director or officer of the Counterparty Bank as such Shareholder’s agent (“Agent”), and an irrevocable instruction to the Agent to complete and execute all or any instruments of transfer and/or other documents or input any instructions into Euroclear at the Agent’s discretion in relation to the Ordinary Shares referred to in such paragraph (a) above in favour of the Counterparty Bank or such other person or persons as the Counterparty Bank may direct and to deliver any documents or input any instructions into Euroclear relating to such Ordinary Shares, for registration within six months of the Tender Offer becoming unconditional and to do all such other acts and things as may in the opinion of such agent be necessary or expedient for the purpose of, or in connection with, the Tender Offer and to vest in the Counterparty Bank or its nominee(s) or such other person(s) as the Counterparty Bank may direct such Ordinary Shares;

(d)

such Shareholder agrees to ratify and confirm each and every act or thing which may be done or effected by the Counterparty Bank or any of its directors or officers or any person nominated by the Counterparty Bank in the proper exercise of its or his or her powers and/or authorities hereunder;

(e)

such Shareholder shall do all such acts and things as shall be necessary or expedient and execute any additional documents deemed by the Counterparty Bank to be desirable, in each case to complete the purchase of the Ordinary Shares and/or to perfect any of the authorities expressed to be given hereunder;

(f)

such Shareholder, if an Overseas Shareholder, has fully observed any applicable legal requirements and that the invitation under the Tender Offer may be made to him under the laws of the relevant jurisdiction;

(g)

the input of a CREST payment in favour of such Shareholder’s payment bank in accordance with the CREST payment arrangements as referred to in the section headed “Settlement” above will discharge fully any obligation of the Counterparty Bank to pay to such Shareholder the consideration to which he is entitled under the Tender Offer;

(h)

the input of the TTE Instruction constitutes such Shareholder’s submission to the jurisdiction of the courts of England in relation to all matters arising out of or in connection with the Tender Offer;

(i)

if, for any reason, any Ordinary Shares in respect of which a TTE Instruction has been made are, prior to 3.00 p.m. (UK time) on the Ordinary Share Closing Date, converted into certificated form, the Electronic Tender in respect of such Ordinary Shares shall cease to be valid and the Shareholder will need to comply with the procedures for tendering Ordinary Shares in certificated form as set out in this Part IV in respect of the Ordinary Shares so converted, if he wishes to make a valid tender of such Ordinary Shares pursuant to the Tender Offer; and

(j)

if the appointment of Agent provision under paragraph (c) above shall be unenforceable or invalid or shall not operate so as to afford any director or officer of the Counterparty Bank the benefit or authority expressed to be given therein, the Shareholder shall with all practicable speed do all such acts and things and execute all such documents that may be required to enable the Counterparty Bank to secure the full benefits of paragraph (c) above.

Each Shareholder to which this paragraph 5 applies acknowledges and agrees that the undertakings, representations, warranties and agreements referred to above shall be irrevocable (without prejudice to paragraph 5(a) above) until and unless the Electronic Tender is validly withdrawn in accordance with the terms and Conditions of this Part IV.

Each Shareholder to which this paragraph 5 applies hereby consents to the assignment by the Counterparty Bank to the Company of all such benefit as the Counterparty Bank may have, immediately prior to completion of the purchase of the Ordinary Shares, in any covenants, representations and warranties in respect of the Ordinary Shares (including Ordinary Shares represented by ADSs) which are successfully tendered under the Tender Offer.

6.	OVERSEAS SHAREHOLDERS

6.1

The making of the Tender Offer in, or to persons who are citizens or nationals of, or resident in, jurisdictions outside the United Kingdom or custodians, nominees or trustees for citizens, nationals or residents of jurisdictions outside the United Kingdom may be prohibited or affected by the laws of the relevant overseas jurisdiction. Shareholders who are Overseas Shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any such Shareholder wishing to tender Ordinary Shares to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, the compliance with other necessary formalities and the payment of any transfer or other taxes or other requisite payments due in such jurisdiction. The Company will pay, or cause to be paid, all transfer taxes, if any, on the purchase of the Ordinary Shares, except as otherwise described herein. Any such Shareholder will be responsible for payment of any such other taxes or other requisite payments due by whomsoever payable and the Counterparty Bank and the Company and any person acting on their behalf shall be fully indemnified and held harmless by such Shareholder on an after-tax basis for any such other taxes or other requisite payments such person may be required to pay. No steps have been taken to qualify the Tender Offer or to authorise the extending of the Tender Offer or the distribution of the Tender Form in any territory outside the United Kingdom and the United States.

6.2

In particular, the Tender Offer is not being made directly or indirectly in or into or by use of the mails or by any means or instrumentality (including, without limitation, facsimile transmission, email, telex, and telephone) of interstate or foreign commerce, or any facility of a national securities exchange of, Australia, Canada or Japan.

6.3

Accordingly, copies of this Circular, the Tender Forms and any related documents are not being and must not be mailed or otherwise distributed or sent in, into or from Australia, Canada or Japan, including to Shareholders with registered addresses in Australia, Canada or Japan or to persons who are custodians, nominees or trustees holding Ordinary Shares for persons in Australia, Canada or Japan.

6.4

Persons receiving such documents (including, without limitation, custodians, nominees and trustees) should not distribute, send or mail them in, into or from Australia, Canada or Japan or use such mails or any such means, instrumentality or facility in connection with the Tender Offer.

6.5

The provisions of this paragraph and any other terms of the Tender Offer relating to Overseas Shareholders may be waived, varied or modified as regards specific Shareholders or on a general basis by the Counterparty Bank in its absolute discretion but only if the Counterparty Bank is satisfied that such waiver, variation or modification will not constitute or give rise to a breach of applicable securities or other law.

6.6	The provisions of this section headed “Overseas Shareholders” supersede any terms of the Tender Offer inconsistent herewith.

Overseas Shareholders should inform themselves about and observe any applicable legal regulatory requirements. If you are in any doubt about your position, you should consult your professional adviser in the relevant territory.

Part V

Certain Taxation Considerations in relation to the Tender Offer

A.	United Kingdom Taxation

The following comments do not constitute tax advice and are intended only as a guide to current United Kingdom law and H.M. Revenue & Customs’ published practice (which are both subject to change at any time, possibly with retrospective effect). They relate only to certain limited aspects of the United Kingdom taxation treatment of Ordinary Shareholders who are resident or, if individuals, ordinarily resident in the United Kingdom for United Kingdom tax purposes, who are, and will be, the beneficial owners of their Ordinary Shares and who hold, and will hold, their Ordinary Shares as investments (and not as assets to be realised in the course of a trade, profession or vocation). They may not relate to certain Ordinary Shareholders, such as dealers in securities or Ordinary Shareholders who have (or are deemed to have) acquired their Ordinary Shares by virtue of an office or employment. Ordinary Shareholders are advised to take independent advice in relation to the tax implications for them of selling Ordinary Shares pursuant to the Tender Offer.

1.	Taxation of chargeable gains

The sale of Ordinary Shares by an Ordinary Shareholder to the Counterparty Bank pursuant to the Tender Offer should be treated as a disposal of those shares for United Kingdom tax purposes. This may, subject to the Ordinary Shareholder’s individual circumstances and any available exemption or relief, give rise to a chargeable gain (or allowable loss) for the purposes of United Kingdom taxation of chargeable gains (“CGT”).

For an Ordinary Shareholder who is an individual, the amount of CGT payable, if any, as a consequence of the sale of Ordinary Shares will depend on his or her own personal tax position. Broadly, an Ordinary Shareholder whose total taxable gains and income in a given year, including any gains made on the sale of Ordinary Shares (“Total Taxable Gains and Income”), are less than or equal to the upper limit of the income tax basic rate band applicable in respect of that tax year (the “Band Limit”) (£34,370 for 2012/2013) will normally be subject to CGT at a rate of 18% in respect of any gain arising on the sale of his or her Ordinary Shares. An Ordinary Shareholder whose Total Taxable Gains and Income are more than the Band Limit will normally be subject to CGT at a rate of 18% in respect of any gain arising on the sale of his or her Ordinary Shares (to the extent that, when added to the Ordinary Shareholder’s other taxable gains and income, the gain is less than or equal to the Band Limit) and at a rate of 28% in respect of the remainder of the gain arising on the sale of his or her Ordinary Shares. However, no tax will be payable on any gain arising on the sale of Ordinary Shares if the amount of the chargeable gain realised by a Shareholder in respect of the sale, when aggregated with other chargeable gains realised by that Ordinary Shareholder in the year of assessment (and after taking into account aggregate losses), does not exceed the annual exemption (£10,600 for 2012/2013).

A corporate Ordinary Shareholder is normally taxable on all of its chargeable gains, subject to any reliefs and exemptions. Corporate Ordinary Shareholders should be entitled to indexation allowance up to the date the chargeable gain is realised.

2.	Transactions in Securities

Under the provisions of Part 15 of the Corporation Tax Act 2010, H.M. Revenue & Customs can in certain circumstances counteract corporation tax advantages arising in relation to a transaction or transactions in securities. If these provisions were to be applied by H.M. Revenue & Customs to the Tender Offer, Ordinary Shareholders who are subject to corporation tax might be liable to corporation tax as if they had received an income amount rather than a capital amount.

No application has been made to H.M. Revenue & Customs for clearance in respect of the application of Part 15 of the Corporation Tax Act 2010 to the Tender Offer. Ordinary Shareholders who are within the charge to corporation tax are advised to take independent advice as to the potential application of the above provisions in light of their own particular motives and circumstances.

3.	Stamp duty and stamp duty reserve tax (“SDRT”)

The sale of Ordinary Shares pursuant to the Tender Offer will not give rise to any liability to stamp duty or SDRT for the selling Ordinary Shareholder.

Stamp duty at a rate of 0.5% on the Ordinary Shares repurchased, rounded up to the nearest £5 if necessary, will be payable by the Company on its purchase of Ordinary Shares from the Counterparty Bank.

B.	United States Federal Income Taxation

1.	General

The following is a summary of the anticipated material US federal income tax consequences of the Tender Offer (including tender of ADSs and repurchase of Ordinary Shares represented by ADSs) to US holders (as defined below). This discussion is for general information only and does not purport to consider all aspects of US federal income taxation that might be relevant to US holders in light of their personal investment or tax circumstances. This discussion does not apply to US holders who acquired Ordinary Shares or ADSs pursuant to the exercise of options or warrants or otherwise as compensation, or to US holders subject to special tax rules, including, without limitation, banks, insurance companies, tax-exempt entities, financial institutions, regulated investment companies, partnerships, S-corporations, other pass-through entities, broker-dealers, persons holding Ordinary Shares or ADSs as part of a hedging, conversion, or constructive sale transaction or as part of a “straddle” US expatriates and persons subject to the alternative minimum tax. This discussion does not discuss US tax consequences to any person that is a non-US holder (as defined below) or to any US holder having a functional currency other than the US dollar. In addition, it does not discuss the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Tender Offer, whether or not in connection with the Tender Offer. Furthermore, this discussion does not discuss US federal estate or gift tax laws or tax consequences under the laws of any state, local or foreign jurisdiction.

As used in this discussion, a “US holder” means a holder of Ordinary Shares or ADSs who holds such Ordinary Shares or ADSs as capital assets within the meaning of the US Internal Revenue Code of 1986, as amended, and is for US federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation organized under the laws of the United States, any State thereof or the District of Columbia, (iii) a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more US persons have authority to control all substantial decisions of the trust, or (iv) any person that is subject to US federal income tax on its worldwide income. As used herein, a “non-US holder” refers to any holder of Ordinary Shares or ADSs (other than a partnership) who is not a “US holder.”

The discussion set forth herein is based on the Code, applicable Department of Treasury Regulations, judicial authority, and administrative rulings, all as of the date of this Circular, and all of which are subject to change, possibly with retroactive effect. This discussion is not binding on the Internal Revenue Service, or the IRS, or the courts. In addition, neither the Company nor Cambridge Silicon Radio Limited intends to request a ruling from the IRS with respect to the Tender Offer. Future legislative, judicial, or administrative changes or interpretations, which may or may not be retroactive, or the failure of any factual representations to be true, correct and complete in all material respects, or the breach of any of the covenants, may adversely affect the accuracy of the statements and conclusions described in this Circular.

US holders are advised to consult with their own tax advisors as to the specific tax consequences of the Tender Offer for Ordinary Shares or ADSs, as applicable, including the applicable US federal, state, local and foreign tax consequences in light of their particular motives and circumstances.

2.	Material US Federal Income Tax Consequences of the Tender Offer

An exchange of Ordinary Shares or ADSs for cash by a US holder pursuant to the Tender Offer will be a taxable transaction for US federal income tax purposes. In such case, depending on the applicable US holder’s particular circumstances, such tendering US holder will be treated either as recognizing gain or loss from the disposition of the Ordinary Shares or ADSs, as applicable, or as receiving a distribution from the Company.

(A)	Exchange of Ordinary Shares and ADSs

Under Section 302 of the Code, a tendering US holder will recognize gain or loss on the exchange of Ordinary Shares or ADSs for cash if the exchange:

•	Results in a “complete termination” of all such US holder’s equity interest in the Company,

•	Results in a “substantially disproportionate” redemption with respect to such US holder, or

•	Is “not essentially equivalent to a dividend” with respect to the US holder.

The tests under Section 302 are applied on a stockholder-by-stockholder basis. With respect to those US holders that transfer all of their Ordinary Shares and ADSs, as applicable, participating in the Tender Offer will generally result in a complete termination of a US holder’s entire equity interest in the Company. However, in applying the Section 302 tests, each US holder must take into account Ordinary Shares and ADSs that such US holder constructively owns under certain attribution rules, pursuant to which a US holder will be treated as owning any Ordinary Shares and ADSs owned by certain family members (which family attribution, in certain circumstances, may be waived) and related entities, and Ordinary Shares and ADSs that the US holder has the right to acquire by exercise of an option. Each US holder is expected to consult with its own tax advisor with respect to the application of such attribution rules given such US holder’s particular circumstances.

With respect to those US holders who do not transfer all of their Ordinary Shares or ADSs as applicable (including because the attribution rules described above result in deemed ownership of an interest in the Company), an exchange of Ordinary Shares or ADSs for cash generally will be a substantially disproportionate redemption with respect to each such US holder if the percentage of the voting stock owned by such US holder immediately after the exchange is less than 80% of the percentage of the voting stock owned by such US holder immediately before the exchange and after the exchange the US holder owns less than 50% of the total combined voting power of all classes of stock entitled to vote.

If an exchange of Ordinary Shares or ADSs for cash fails to satisfy the “substantially disproportionate” test, the US holder may nonetheless satisfy the “not essentially equivalent to a dividend” test. An exchange of Ordinary Shares or ADSs for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the US holder’s equity interest in the Company given such US holder’s particular facts and circumstances. The IRS has indicated in published rulings that a relatively minor reduction of the proportionate equity interest of a US holder whose relative equity interest is minimal and who does not exercise any control over or participate in the management of corporate affairs should be treated as “not essentially equivalent to a dividend.” Each US holder should consult its tax advisors regarding the application of the rules of Section 302 in its particular circumstances.

Subject to the PFIC rules described below, if a US holder is treated as recognizing gain or loss for US federal income tax purposes from the disposition of Ordinary Shares or ADSs for cash, such gain or loss will be equal to the difference between the US dollar value of the amount realized and the US holder’s tax basis, determined in US dollars, in the Ordinary Shares and ADSs, as applicable. Gain or loss recognized will be long-term capital gain or loss with respect to Ordinary Shares and ADSs held for more than 12 months at the time of the sale or other disposition and any gain recognized generally will be income from sources within the United States for foreign tax credit limitation purposes. Long-term capital gains of non-corporate US holders generally will be subject to US federal income tax at a maximum rate of 15% (rate scheduled to increase to 20% for payments made after 31 December 2012, plus an additional 3.8% Medicare surcharge for certain taxpayers).

(B)	Distribution

If a US holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of Ordinary Shares or ADSs for cash, such US holder will be treated as having received a distribution from the Company. As a result, the entire amount of cash received by such US holder pursuant to the exchange will be treated as a dividend to the extent of the US holder’s allocable portion of the Company’s current and accumulated earnings and profits. Distributions in excess of the Company’s current or accumulated earnings and profits, as determined for US federal income tax purposes, will be treated as a non-taxable return of capital to the extent of the US holder’s tax basis in the Ordinary Shares and ADSs, as applicable, and thereafter as capital gain.

Subject to the PFIC rules described below, for US federal income tax purposes, a US holder will generally include in gross income the amount of any dividend paid by the Company to the extent paid out of the Company’s current or accumulated earnings and profits, as determined for US federal income tax purposes, as ordinary income when the dividend is actually or constructively received by the US holder. Individual US holders currently are taxed at a maximum rate of 15% on dividends (rate scheduled to increase up to 39.6% for payments made after 31 December 2012, plus an additional 3.8% Medicare surcharge for certain taxpayers) received from “qualified foreign corporations” provided the US holders satisfy certain holding period and other requirements. In order to be treated as a “qualified foreign corporation” the Company must be eligible for benefits of the United States income tax treaty with the United Kingdom. Although the Company believes that it is currently eligible for such treaty benefits, there can be no assurance that this will be the case for any taxable year. Further, individual US holders will not be eligible for the reduced rates of dividend taxation if the Company is a PFIC for the taxable year of the dividend payment or the preceding taxable year. Corporate US holders will be taxed on dividends received from the Company at a 35% tax rate. Dividends generally will be income from sources outside of the United States for foreign tax credit limitation purposes, and generally will not be eligible for the dividends-received deduction that is allowed to US corporations in respect of dividends received from other US corporations.

The amount of the dividend includible in the income of a US holder will be the US dollar value of the dividend determined at the spot rate on the date that dividend is includible in the income of the US holder, regardless of whether the payment is in fact converted into US dollars at such time. A US holder will have a basis in any pound sterling distributed by the Company equal to the US dollar value of the pound sterling on the date it is actually or constructively received by the US holder. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend payment is includible in income to the date that payment is converted into US dollars will be treated as ordinary income or loss.

3.	Passive Foreign Investment Company Rules

Special US federal income tax rules apply to US holders owning stock of a passive foreign investment company or PFIC. A foreign corporation generally will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the average value of its assets are considered “passive assets” (generally, assets that generate passive income). Based upon an analysis of the Company’s holdings during the taxable year ended 30 December 2011 of cash and liquid assets such as bank deposits and marketable securities (all of which are “passive” assets for these purposes) and the Company’s share price for such period (which affects the valuation of certain assets, including goodwill), the Company believes that it did not qualify as a PFIC for its taxable year ended 30 December 2011. Moreover, based on current projections of the Company’s passive assets and expected share price, the Company believes that it will not qualify as a PFIC for its taxable year ending 28 December 2012. However, the determination of whether a company is a PFIC is highly factual, and will depend, among other things, upon the Company’s actual holdings of passive assets and share price during such period. Given the Company’s significant holdings of passive assets such as cash and marketable securities, including cash attributable to the Transaction, if the Company’s share price were to decline for an extended time to levels comparable to its low point during November 2011, it is possible that it would be treated as a PFIC. The Company will continue to monitor whether it qualifies as a PFIC, and will notify US holders of Ordinary Shares or ADSs, as applicable, if it determines that it is a PFIC for a given taxable year.

If the Company were classified as a PFIC for any taxable year during which US holders hold Ordinary Shares or ADSs, as applicable, US holders would be subject to special, adverse rules unless, as described below, they make either a “QEF” election or a “mark-to-market” election with respect to their Ordinary Shares or ADSs, as applicable. Absent such elections, US holders’ gain from the sale or other disposition of Ordinary Shares or ADSs, as applicable, and “excess distributions” received from the Company would be ordinary income. Such income would be taxed as if the gain or excess distribution had been realised rateably over the US holders’ holding period and would be increased by an interest charge with respect to underpayments of tax as if the rateable portion of the gain or excess distribution with respect to a given prior taxable year had been subject to tax in such year. An excess distribution generally would be any distribution to a US holder with respect to Ordinary Shares or ADSs, as applicable, during a single taxable year that is greater than 125% of the average annual distributions received by such US holder with respect to Ordinary Shares or ADSs, as applicable, during the three preceding taxable years or, if shorter, during his or her holding period with respect to the Ordinary Shares or ADSs, as applicable. For these purposes, gifts, exchanges pursuant to corporate reorganisations, and pledges of Ordinary Shares (including Ordinary Shares represented by ADSs) for use as a security for a loan may be treated as taxable dispositions.

US holders who make neither a mark-to-market election nor a QEF election will be required to file an IRS Form 8621 if they own Ordinary Shares or ADSs, as applicable, in any year in which the Company is a PFIC and they receive a distribution from the Company or dispose of its shares (and will also be required to file this form to make certain elections with respect to their shares in the Company). In addition, under recently enacted legislation, each US shareholder of a PFIC is required to file such annual information as is specified by the US Treasury Department, which has not yet enacted regulations or other authority specifying what information must be filed.

(A)	Mark-to-Market Election

If Ordinary Shares or ADSs are considered to be traded on a “qualified exchange or other market,” US holders would not be subject to the foregoing PFIC taxation rules if they make a “mark-to-market” election with respect to their Ordinary Shares or ADSs, as applicable. The determination of whether shares are traded on a “qualified exchange or other market” is factual and there is no specific authority that designates certain non-US exchanges as “qualified exchanges”. Nevertheless, the Company expects that US holders of Ordinary Shares will be able to make this election because the Company’s Ordinary Shares are currently traded on the London Stock Exchange. However, no assurance can be provided in this regard. The ADSs are currently listed on the NASDAQ Global Market, which is a qualified exchange or other market for purposes of the mark-to-market election. Consequently, if the ADSs remain listed on the NASDAQ Global Market and are regularly traded, the Company expects the election to be available to ADS Holders if the Company were to become a PFIC. After making such an election, US holders generally would include as ordinary income in each year during which the election is in effect and during which the Company is a PFIC the excess, if any, of the fair market value of Ordinary Shares or ADSs, as applicable, at the end of the taxable year over their adjusted basis in such Ordinary Shares or ADSs, as applicable. US holders also would be allowed to take an ordinary loss in respect of the excess, if any, of their adjusted basis in Ordinary Shares or ADSs, as applicable, over their fair market value at the end of the taxable year (but only to the extent of the net amount of income that was previously included as a result of the mark-to-market election). US holders’ tax basis in Ordinary Shares or ADSs, as applicable, would be adjusted to reflect any income or loss amounts resulting from a mark-to-market election. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years in which the Company is a PFIC unless the Ordinary Shares or ADSs, as applicable, were not considered to be traded on a “qualified exchange or other market” or the IRS consented to the revocation of the election. For any year for which the Company is not a PFIC, the mark-to-market election is inoperative. US holders make the mark-to-market election on IRS Form 8621, which must be filed along with their tax return for the taxable year for which the election is to take effect on or before the due date for such return (including extensions). US holders who decide to make the mark-to-market election are advised to make the election for the first taxable year for which the Company is a PFIC. US holders must report income and loss with respect to the election for each year for which the Company is a PFIC on IRS Form 8621.

(B)	QEF Election

The PFIC taxation rules outlined above also would not apply to US holders that elect to treat the Company as a “qualified electing fund” or “QEF”. US holders that are eligible for and timely make a QEF election would include in income each year for which the Company is a PFIC (and would be subject to current US federal income tax on) their pro-rata share of the Company’s ordinary earnings, as ordinary income, and net capital gains, as long-term capital gain, for the taxable year that ends with or within their taxable year, regardless of whether such amounts are actually distributed. Any such ordinary income would not be eligible for the favorable rates applicable to qualified dividend income. Corporate US holders would not be eligible for a dividends received deduction in respect of such income or gain. US holders’ adjusted tax basis in Ordinary Shares or ADSs, as applicable, would be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed would result in a corresponding reduction in US holders’ adjusted tax basis in Ordinary Shares or ADSs, as applicable, and would not be taxed again. US holders would not, however, be entitled to a deduction for their pro-rata share of any losses that the Company incurred with respect to any year.

US holders may only make a QEF election if the Company provides them with the information needed to determine the Company’s ordinary earnings and net capital gains. If it is a PFIC, the Company will provide US holders with the information that is necessary in order to make a QEF election and to report their shares of ordinary earnings and net capital gains for each year for which the Company is a PFIC. The Company has had substantial taxable income in prior years and may have taxable income in 2012 in which it may become a PFIC. As the Company historically has not made cash distributions with respect to its stock, US holders may be taxed on significant “phantom” income if they make a QEF election. A US holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but any taxes deferred would be subject to an interest charge. For any year for which the Company is not a PFIC, the QEF election would be inoperative. If US holders make a QEF election, they would generally recognise capital gain or loss on the sale, exchange or other disposition of Ordinary Shares or ADSs, as applicable. The QEF election is made by each US holder, and can only be revoked with the consent of the IRS. US holders make the QEF election on IRS Form 8621, which must be filed along with their tax return for the first taxable year to which the election will apply on or before the due date for such return (including extensions). US holders who decide to make the QEF election are advised to make the election for the first taxable year for which the Company is a PFIC. A US holder also must file Form 8621 with the IRS for each subsequent year that the election is in effect.

US holders cannot make both a mark-to-market election and a QEF election.

US holders are urged to consult their own tax advisors concerning the potential application of the PFIC rules to their ownership and disposition of Ordinary Shares or ADSs, as applicable, including the availability and advisability of making a mark-to-market or QEF election.

4.	Backup Withholding and Information Reporting

In general, dividend payments with respect to Ordinary Shares and ADSs and proceeds from the sale or other disposition of Ordinary Shares or ADSs made (or deemed made) within the United States may be subject to information reporting to the IRS and US backup withholding currently at a rate of 28% (rate scheduled to increase to 31% for payments made after 31 December 2012). Backup withholding will generally not apply to a holder who:

•

Furnishes a correct taxpayer identification number and certifies, under penalties of perjury, that such holder is not subject to backup withholding on a Form W-9, and otherwise complies with applicable requirements of the backup withholding rules;

•	Is a corporation or otherwise exempt from backup withholding and, when required, demonstrates this fact; or

•	Provides a certification of foreign status on Form W-8BEN or a successor form.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder’s US federal income tax liability, provided the holder furnished the required information to the IRS.

The preceding discussion is intended only as a summary of certain US federal income tax consequences of the Tender Offer for Ordinary Shares or ADSs, as applicable, and does not purport to be a complete analysis or discussion of all potential tax effects relevant thereto. Thus, US holders (and in the case of backup withholding and information reporting, those non-US holders who receive a dividend payment with respect to Ordinary Shares or ADSs or sell or otherwise dispose (or are deemed to sell or otherwise dispose) of Ordinary Shares or ADSs within the United States) are urged to consult their own tax advisors as to the specific tax consequences to them of the Tender Offer, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

Part VI

Additional Information

1.	Registered Office

CSR plc is a company registered in England and Wales (registered number 04187346) and its registered office is Churchill House, Cambridge Business Park, Cowley Road, Cambridge, CB4 0WZ.

2.	Share Capital

The issued and fully paid share capital of the Company as at 26 October 2012 (being the latest practicable date prior to the publication of this Circular) is as follows:

Issued Number of Ordinary Shares	Amount (£)
213,572,226	213,572

There are 16,285,132 treasury shares held by the Company as at 26 October 2012 (being the latest practicable date prior to the publication of this Circular).

On 20 February 2012, the Board recommended a final dividend of US$0.071 per Ordinary Share, together with the interim dividend of US$0.032 per Ordinary Share, which amounted to US$0.103 per Ordinary Share in respect of the 2011 financial year, representing an increase of 5% over the notional dividend (FY 2010: US$0.065, notional dividend of US$0.098).

On 7 September 2012, the Company paid an interim dividend of US$0.038.

The Ordinary Shares are admitted to trading on the London Stock Exchange. The high and low quarterly trading prices of the Ordinary Shares on the London Stock Exchange in the period from 1 January 2010 until 26 October 2012 (being the latest practicable date prior to publication of this Circular) are as follows:

	2010				2011				2012
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	To 26 Oct 2012
High	505.00	472.00	414.70	356.80	447.00	391.40	321.60	204.02	275.00	236.10	338.40	341.10
Low	417.40	363.90	280.90	309.60	350.30	302.00	208.00	154.10	187.80	194.60	218.30	324.50

As at 25 October 2012 (being the latest practicable date prior to the publication of this Circular), there were 1,071,817 ADSs issued and outstanding. The ADSs are admitted to trading on the NASDAQ Global Market. The high and low quarterly trading prices of the ADSs on the NASDAQ Global Market in the period from 1 September 2011, the commencement of the listing, until 26 October 2012 (being the latest practicable date prior to publication of this Circular) are as follows:

	2011		2012
	Sept	Q4	Q1	Q2	Q3	To 26 Oct 2012
High	15.20	13.05	16.32	15.13	21.15	21.86
Low	12.98	9.38	11.51	12.02	13.56	20.74

3.	The Directors

The names and principal functions of the Directors of the Company are as follows:

Directors	Position
Ron Mackintosh	Chairman
Joep van Beurden	Chief Executive Officer and Director
Will Gardiner	Chief Financial Officer and Director
Christopher Ladas	EVP Operations and Director
Anthony Carlisle	Non-Executive Director/Senior Independent Director
Andrew Allner	Non-Executive Director
Teresa Vega	Non-Executive Director
Sergio Giacoletto-Roggio	Non-Executive Director
Levy Gerzberg	Non-Executive Director
Chris Stone	Non-Executive Director

The address and phone number of each of the individuals named above is c/o CSR plc, Churchill House, Cambridge Business Park, Cowley Road, Cambridge, CB4 0WZ, United Kingdom, +44 (0) 1223 692000.

4.	Agreements with Directors and Officers

Share option plans

The Company has a number of share option plans intended to facilitate the motivation and retention of employees. The Global Share Option Plan was established prior to the Company’s flotation. Whilst not all the awards under this plan have been exercised, the plan is closed for the purpose of any new awards, and the plan has not been used during 2012 for grants to executive directors or to other employees. No director has any outstanding grants under this plan.

Following shareholder approval at the 2004 Annual General Meeting, the Company established the CSR plc Share Option Plan (“CSOP”). The Company’s Remuneration Committee has responsibility for supervising the CSOP and the grant of options in accordance with its rules.

Awards are made to executive directors and other employees at the discretion of the Remuneration Committee. Awards for directors are subject to a three year retention period and the requirement that, subject to certain mitigating factors, the participant is an employee at the end of the retention period.

At the Annual General Meeting held in May 2005, shareholders approved the introduction of a Share Award Plan called the CSR Share Award Plan. Awards are made to executive directors and other employees at the discretion of the Remuneration Committee.

Following approval of shareholders at its general meeting held on 30 August 2011, the Company established the CSR plc 2011 Executive Incentive Plan (the “EIP”). The EIP allows a mixture of cash (once the shareholding requirement is met) and shares to be earned on an annual basis (some of which are subject to a further two year retention as well as the risk of partial forfeiture in the event certain minimum thresholds set by the Company’s Remuneration Committee at the start of an annual measurement period are not satisfied). The key elements of the EIP are:

•	the maximum annual contribution by the Company for a participant in respect of any single Plan Year is 250% of salary p.a.;

•	the annual contribution will be subject to the satisfaction of performance targets; and

•	The maximum annual contribution is split into two elements for each Plan Year:

•

Element A – is paid at the end of Plan Year 1. For 2011, Element A was 50% of the maximum annual contribution (i.e. 125% of salary) with a maximum of 100% of salary paid in cash and the balance paid in shares. Participants may elect to receive shares to replace part or all of the cash component. The share price used to calculate the number of shares is an average determined by the Remuneration Committee which for 2011 was set as the 30 day average share price for the period finishing at the end of Plan Year, being 30 December 2011. For example, in respect of the 2011 financial year, at 30 December 2011, for executive directors Element A was paid in shares until their shareholding requirement was satisfied. Following the continued satisfaction of this requirement, their participation in the EIP will be on the same basis as for any other participants in the EIP. The executive directors can sell sufficient shares to meet the tax arising on satisfaction of the conditions and release of shares.

•

Element B – is paid at the end of Plan Year 3 (i.e. there is an additional two year deferral for this element). For 2011, Element B was 50% of the maximum annual contribution (i.e. 125% of salary) and was paid in shares. The share price used to calculate the number of shares subject to Element B was set as the 30 day average share price for the period finishing at the end of Plan Year 3. The vesting of Element B is subject to the following conditions:

•	continued employment of the Participant by a member of the CSR plc Group at the end of Plan Year 3; and

•

risk adjustment if the forfeiture thresholds for the performance requirements set for Plan Year 2 and/or Plan Year 3 are not met. Forfeiture would be on a sliding scale up to a maximum of 50% of Element B.

The Company operates an HM Revenue and Customs approved SAYE Share Option Scheme for eligible employees under which options may be granted at a discount of up to 20% market value. Executive directors who are subject to UK tax are eligible to participate in the SAYE Share Option Scheme.

Following the acquisition of SiRF in 2009 and, as approved by shareholders at the General Meeting on 25 June 2009, the Company introduced an Employee Share Purchase Plan under which shares in the Company may be acquired at a discount of up to 15% of the lower of the market value at either the start or end of the savings period. Executive directors may participate in the ESPP.

Following shareholder approval at the 2012 Annual General Meeting, the Company established the CSR plc Global Share Purchase Plan (“GSPP”). The Company’s Remuneration Committee has responsibility for administering and interpreting the GSPP. The Remuneration Committee may set a limit on the number of shares that may be purchased by each participant for an offering period or accumulation period. The Remuneration Committee intends to set a limit of up to £20,000 of the Company’s Ordinary Shares per accumulation period.

The purpose of the GSPP is to incentivise eligible employees by providing them with an opportunity to purchase Ordinary Shares in the Company at a discount to the prevailing market price, which will provide an incentive for those employees to acquire shares in the Company.

All employees and executive directors of the Company and its subsidiaries, who are not serving a notice period and satisfy any further criteria determined by the Remuneration Committee, will be eligible to participate.

Details of the options and awards (as at the Reference Date) of the Company’s Directors and officers are set out below:

Directors	Plan	Date of grant / award	Price (in £, except where specified otherwise)	Earliest exercise/ vesting date	Expiry date	Ordinary Shares under option/ within award
Joep van Beurden	Share Award Plan	15.03.2010	0.001	15.03.2013	n/a	163,766
	CSOP	15.03.2010	4.843	15.03.2013	15.03.2020	165,186
	CSOP	06.09.2011	2.14	06.09.2014	06.09.2021	471,963
	CSOP	06.09.2011	2.14	06.09.2014	06.09.2021	14,018
	SAYE	20.03.2012	2.008	01.05.2015	31.10.2015	4,482
	Executive incentive plan	21.03.2012	0.001	21.03.2014	n/a	62,696
	CSOP	21.03.2012	2.475	21.03.2015	21.03.2022	420,202

Christopher Ladas	CSOP	26.02.2004	2.00	26.02.2007	26.02.2014	67,000
	CSOP	05.05.2005	3.21	05.05.2008	05.05.2015	20,600
	Share Award Plan	15.03.2010	0.001	15.03.2013	n/a	43,909
	CSOP	15.03.2010	4.843	15.03.2013	15.03.2020	59,054
	CSOP	06.09.2011	2.14	06.09.2014	06.09.2021	14,018
	CSOP	06.09.2011	2.14	06.09.2014	06.09.2021	218,038
	Executive incentive plan	21.03.2012	0.001	21.03.2014	n/a	24,216
	CSOP	21.03.2012	2.475	21.03.2015	21.03.2022	204,244

Will Gardiner	Share Award Plan	15.03.2010	0.001	15.03.2013	n/a	123,480
	CSOP	15.03.2010	4.843	15.03.2013	15.03.2020	124,550
	CSOP	06.09.2011	2.14	06.09.2014	06.09.2021	14,018
	CSOP	06.09.2011	2.14	06.09.2014	06.09.2021	352,416
	SAYE	20.03.2012	2.008	01.05.2015	31.10.2015	4,482
	Executive incentive plan	21.03.2012	0.001	21.03.2014	n/a	47,274
	CSOP	21.03.2012	2.475	21.03.2015	21.03.2022	316,836

Directors	Plan	Date of grant / award	Price (in £, except where specified otherwise)	Earliest exercise/ vesting date	Expiry date	Ordinary Shares under option/ within award
Levy Gerzberg	Zoran Options – ADS	15.07.2003	$42.68	30.08.2011	15.07.2013	9,041
	Zoran Options – ADS	15.07.2003	$42.68	30.08.2011	15.07.2013	176,896
	Zoran Options – ADS	19.08.2005	$23.41	30.08.2011	19.08.2015	104,508
	Zoran Options – ADS	26.04.2007	$34.07	30.08.2011	26.04.2017	11,739
	Zoran Options – ADS	26.04.2007	$34.07	30.08.2011	26.04.2017	46,320
	Zoran Options – ADS	23.04.2008	$24.48	30.08.2011	23.04.2018	4,085
	Zoran Options – ADS	23.04.2008	$24.48	30.08.2011	23.04.2018	62,683
	Zoran Options – ADS	30.04.2009	$15.40	30.08.2011	30.04.2019	6,495
	Zoran Options – ADS	30.04.2009	$15.40	30.08.2011	30.04.2019	145,912
	Zoran Options – ADS	28.04.2010	$16.99	30.08.2011	28.04.2020	5,887
	Zoran Options – ADS	28.04.2010	$16.99	30.08.2011	28.04.2020	110,522
	Zoran Options – ADS	10.05.2011	$14.87	09.05.2012	10.05.2021	6,727
	Zoran Options – ADS	10.05.2011	$14.87	09.05.2012	10.05.2021	196,482

Anthony Murray	CSOP	26.02.2004	2.3500	26.02.2007	26.02.2014	800
	Share Award Plan	15.03.2010	0.0010	15.03.2013	n/a	15,353
	CSOP	15.03.2010	4.8430	15.03.2013	15.03.2020	2,232
	CSOP	15.03.2010	4.8430	15.03.2013	15.03.2020	28,740
	CSOP	06.09.2011	2.1400	06.09.2014	06.09.2021	4,195
	CSOP	06.09.2011	2.1400	06.09.2014	06.09.2012	211,926
	SAYE	20.03.2012	2.0080	01.05.2015	31.10.2015	4,482
	CSOP	21.03.2012	2.4750	21.03.2015	21.03.2022	3,366
	CSOP	21.03.2012	2.4750	21.03.2015	21.03.2022	146,128
	Executive Incentive Plan	21.03.2012	0.0010	21.03.2014	n/a	32,727
	Share Award Plan	21.08.2012	0.0010	21.08.2014	n/a	72,726

Adam Dolinko	SiRF ISOP	21.04.2008	5.0500	21.04.2012	21.04.2018	26,676
	SiRF ISOP	08.05.2009	2.7900	08.05.2012	08.05.2019	48,906
	Share Award Plan	15.03.2010	0.0010	15.03.2013	n/a	18,336
	CSOP	15.03.2010	4.8430	15.03.2013	15.03.2020	36,991
	CSOP	06.09.2011	2.1400	06.09.2014	06.09.2021	231,074
	CSOP	21.03.2012	2.4750	21.03.2014	21.03.2022	162,704
	Executive Incentive Plan	21.03.2012	0.0010	21.03.2014	n/a	44,109
	Share Award Plan	25.10.2012	0.0010	25.10.2013	n/a	74,360

Save as disclosed in this paragraph 4 and paragraph 5, none of the Directors or officers have any interest, beneficial or non-beneficial, in the share capital of the Company or any of its subsidiaries.

Agreements with Executive Directors

It is the Company’s policy that executive directors should have contracts of an indefinite term. Each of Mr van Beurden, Mr Gardiner and Mr Ladas have a service contract which is subject to one year’s notice from the Company. Each of Mr van Beurden, Mr Gardiner and Mr Ladas has a service agreement requiring them to give six months’ notice to the Company.

Benefits-in-kind

The executive directors receive certain benefits-in-kind, comprising private medical insurance, life assurance as a multiple of basic salary (four times in the UK and two times in the US), and personal accident insurance and subsistence expenses. Mr Ladas, who lives in the US, is provided with support in meeting the cost of a UK temporary residence reflecting his frequent travel and stays in the United Kingdom as an important part of the performance of his role. Mr Ladas also receives US-based dental plan insurance.

Pension arrangements

Two of the executive directors serving are members of the Cambridge Silicon Radio Retirement Benefits Scheme (the “UK Pension Plan”) which is an HM Revenue and Customs approved money purchase (defined contribution) scheme operated for eligible employees in the United Kingdom. One executive director has established his own personal pension plan to which the Company contributes.

Contributions are determined as a percentage of the employee’s gross basic salary, up to a limit of £50,000.

Other than basic salary, no element of the directors’ remuneration is pensionable.

Non-executive directors

Non-executive directors have specific terms of engagement provided in formal letters of appointment. The non-executive directors’ letters of appointment include provision for notice for termination. The notice periods are six months for the Chairman, 90 days for each of Messrs Allner, Giacoletto-Roggio, Carlisle and Stone and for Ms Vega and 30 days for Dr Gerzberg. The non-executive directors are appointed for a three year term, subject to annual re-election by the shareholders, at the Company’s Annual General Meeting.

The non-executive directors’ remuneration is determined by the Board within the limits set by the Articles of Association and based on independent surveys of fees paid to non-executive directors of similar companies. The fees for non-executive directors are considered each year.

The fees of the non-executive directors and the Chairman were reviewed in February 2010. It was determined that the basic fee paid to non-executive directors would increase to £45,000. It was also agreed that the fee payable to Mr Carlisle in his capacity as Senior Independent Director would be adjusted by the payment of a further £8,500 (previously £5,500), to Mr Allner in his capacity as chairman of the audit committee by payment of a further £9,000 (previously £6,000) and to Mr Giacoletto-Roggio in his capacity as chairman of the remuneration committee £8,700 (previously £5,700). The fee payable to Mr Mackintosh as Chairman of the Board is £180,000.

Dr Gerzberg was the founder, Chief Executive Officer and an executive director of Zoran Corporation prior to its acquisition by the Company which was completed on 31 August 2011. Dr Gerzberg joined the Board of the Company as a non-executive director on completion of the acquisition. Dr Gerzberg receives an annual fee as a non-executive director of £45,000. The Board determined that Dr Gerzberg should provide additional support to management and the Board in the performance of additional duties, drawing on his extensive knowledge and experience of Zoran, its products, technologies and customers. In this regard, Dr Gerzberg receives a monthly fee of $7,350.

Non-executive directors do not receive any bonus, do not participate in awards under the Company’s share schemes, and are not eligible to join the Company’s pension scheme.

5.	Directors’ and officers’ interests

As at 26 October 2012, the interests of each Director in the share capital of the Company were as follows:

Directors	Position	Number of Ordinary Shares	Number of ADSs	Percentage of issued Ordinary Shares
Ron Mackintosh	Chairman	129,000	0	0.1%
Joep van Beurden	Chief Executive Officer	217,234	0	0.1%
Will Gardiner	Chief Financial Officer	180,506	0	0.1%
Christopher Ladas	EVP Operations	86,234	0	0.0%
Anthony Carlisle	Non-Executive Director/Senior Independent Director	4,000	0	0.0%
Andrew Allner	Non-Executive Director	5,700	0	0.0%
Teresa Vega	Non-Executive Director	0	750	0.0%
Sergio Giacoletto-Roggio	Non-Executive Director	5,000	0	0.0%
Levy Gerzberg	Non-Executive Director	0	30,411	0.1%
Chris Stone	Non-Executive Director	0	0	N/A

6.	Directors’, officers’ and affiliates’ participation

Dr Gerzberg intends to tender up to one hundred thousand (100,000) ADSs as a Strike Price tender, all or some of which will be acquired by him through the exercise of options held by him. Mr Mackintosh intends to tender up to nineteen thousand (19,000) Ordinary Shares as a Strike Price tender.

7.	Transactions in the Ordinary Shares and ADSs

During the 60 days between 30 August 2012 and the opening of the Tender Offer the following transactions were completed by the Directors, executive officers, affiliates and subsidiaries of the Company:

Party to Transaction	Date of Transaction	Amount of Ordinary Shares/ADSs transferred	Price per Ordinary Share	Price per ADS	Location of Transaction	Method of Transaction
Directors
Joep van Beurden	28 August 2012	5,538 Ordinary Shares	165.2 pence		London	Exercise of options
Will Gardiner	18 September 2012	5,538 Ordinary Shares	165.2 pence		London	Exercise of options
Significant shareholders
UBS AG London Branch	31 August 2012	Ordinary Shares Number not known –reporting that holding gone below notifiable threshold	Not known		London	Not known
Porter Orlin LLC	4 September 2012	480,855 Ordinary Shares	Not known		London	Not known
Samsung Electronics Europe Holding Coöperatief U.A.*	5 October 2012	9,925,000 Ordinary Shares	223 pence		London	Allotment

*

As previously announced, following the completion of the Transaction on 4 October 2012, Samsung Electronics Europe Holding Coöperatief U.A. (“Samsung Europe”) subscribed for 9,925,000 New Ordinary Shares in the Company (the Equity Investment). As previously reported, pursuant to the terms of the subscription by Samsung Europe, they have undertaken that, subject to certain specified exceptions, they will not dispose of the New Ordinary Shares for a period of 12 months after allotment.

Based on the Company’s records, information provided to the Company by its executive officers, directors and subsidiaries and, with respect to other affiliates, notifications of substantial interests in the total voting rights of the Company, as disclosed to the Company under the Disclosure and Transparency Rules with respect to its other affiliates as of 26 October 2012 (being the latest practicable date prior to the publication of this Circular), other than as set forth above, neither the Company nor any of its affiliates or subsidiaries nor, to the best of the Board’s knowledge, any associates or subsidiaries of any of the foregoing, have effected any transactions involving the Ordinary Shares or ADSs during the sixty (60) days prior to 29 October 2012.

8.	Agreements relating to the Ordinary Shares and ADSs

The Company has entered into the following agreements in respect of the Ordinary Shares and ADSs:

Option Agreement

On 29 October 2012, the Company entered into the Option Agreement with the Counterparty Bank. Pursuant to the terms of the Option Agreement, the Company appointed the Counterparty Bank to carry out the Tender Offer as principal.

In accordance with the terms of the Option Agreement, and conditional on the Tender Offer becoming unconditional in all respects and not lapsing or terminating in accordance with its terms, the Company has granted a put option to the Counterparty Bank which, on exercise, obliges the Company to purchase from the Counterparty Bank at the Strike Price, the Ordinary Shares (including Ordinary Shares represented by ADSs) purchased by the Counterparty Bank pursuant to the Tender Offer. Also under the Option Agreement, the Counterparty Bank has granted a call option to the Company which, on exercise, obliges the Counterparty Bank to sell to the Company, at the Strike Price, the Ordinary Shares (including Ordinary Shares represented by ADSs) purchased by the Counterparty Bank pursuant to the Tender Offer if the Counterparty Bank does not exercise its put option.

Share Subscription Agreement

On 17 July 2012 the Company entered into a share subscription agreement with Samsung (the “Share Subscription Agreement”. The agreement was subsequently assigned under an intercompany assignment agreement on 4 October 2012 to Samsung Electronics Europe Holding Coöperatief U.A. (the “Investor”). Pursuant to the Share Subscription Agreement, on 5 October 2012, the Investor invested £22 million in the Company, by way of subscription for 9,925,000 Ordinary Shares of the Company, at a price of 223 pence per share.

Under the terms of the Share Subscription Agreement, the Investor has undertaken not to participate in the Tender Offer, without the prior written consent of the Company, provided that the Tender Offer and subsequent repurchase of Ordinary Shares is completed within six months of 4 October 2012 and the Tender Offer is completed in accordance with the Announcement issued on 17 July 2012, setting out the details of the Tender Offer.

Tender Agency Agent

The Company has retained J.P. Morgan Chase Bank, N.A. to act as Tender Offer Agent in connection with the Tender Offer. Pursuant to the Tender Agency Agreement, the Tender Agent will, among other things, receive tenders of ADSs, examine Letters of Transmittal to ascertain whether they have been improperly completed or executed, and facilitate payment to ADS Holders whose Ordinary Shares represented by their tendered ADSs are purchased in the Tender Offer. The Tender Offer Agent will receive customary compensation for its services, will be reimbursed by the Company for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer.

Information Agent Engagement Letter

The Company has retained Innisfree M&A Incorporated to act as Information Agent in connection with the Tender Offer in relation to the ADSs and in relation to receiving inquiries from holders of Ordinary Shares located in the US. The Information Agent may contact Shareholders by mail, telephone, email, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Tender Offer to beneficial owners. The Information Agent will receive customary compensation for its services, will be reimbursed by the Company for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

Receiving Agent Engagement Letter

The Company has retained Equiniti to act as Receiving Agent in connection with the Tender Offer in relation to the Ordinary Shares. The Receiving Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Tender Offer to beneficial owners. The Receiving Agent will receive customary compensation for its services, will be reimbursed by the Company for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

Escrow Agreement

The Company has appointed Citibank, N.A., London Branch to act as the escrow agent (the “Escrow Agent”) in connection with the Tender Offer and subsequent repurchase of Ordinary Shares (including Ordinary Shares represented by ADSs). Under the terms of the Escrow Agreement the Company will pay into an escrow account held by the Escrow Agent, an amount equal to the maximum amount required to be paid by the Company to the Counterparty Bank in order to effect the subsequent repurchase of Ordinary Shares (including Ordinary Shares represented by ADSs) following the Tender Offer (the “Escrow Amount”). Funds may only be released from the escrow account upon receipt by the Escrow Agent of a joint payment instruction authorised by both the Company and the Counterparty Bank. Citibank, N.A., London Branch will receive customary compensation for its services, will be reimbursed by the Company for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer, including certain liabilities in connection with the escrow agreement.

Deposit Agreement

The rights of ADS Holders are set forth in the Deposit Agreement entered into among JPMorgan Chase Bank, N.A., as Depositary, ADS Holders from time to time and the Company. The Company filed the Deposit Agreement with the SEC as an exhibit to its registration statement on Form F-6 on 26 July 2011. Unless specifically requested by an ADS Holder, all ADSs have been issued on the books of the Depositary in book-entry form and periodic statements are mailed to an ADS Holder which reflect such ADS Holder’s ownership interest in such ADSs. The Company does not treat an ADS Holder as a shareholder and accordingly, ADS Holders do not have any shareholder rights. As the Depositary or its nominee is the Shareholder of record for the Ordinary Shares represented by all outstanding ADSs, shareholder rights rest with such record holder.

In the Deposit Agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the Deposit Agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the Deposit Agreement and the applicable ADR or ADRs, and

•

appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Fees payable by ADS Holders

Under the terms of the Deposit Agreement, an ADR holder may have to pay the following service fees to the Depositary:

Service	Fees
Issuances, including against the deposit of Ordinary Shares, in respect of distribution of shares, rights or other property, stock dividend, stock splits, rights, merger, exchange of securities or other transaction or event or other distribution affecting the ADSs or Ordinary Shares	Up to US$5.00 per 100 ADSs (or fraction thereof) issued

Surrender of ADSs for withdrawal of Ordinary Shares, cancellation or reduction of ADSs	Up to US$5.00 per 100 ADSs (or fraction thereof) issued

Cash distributions	Up to US$0.05 per ADS

Transfer of ADRs	US$1.50 per ADR presented for transfer

Distribution or sale of securities, the fee being an amount equal to the fee for the execution and delivery of ADSs that would have been charged as a result of the deposit of such securities	Up to US$5.00 per 100 ADSs (or fraction thereof) issued

Depositary administration services	Up to US$0.05 per ADS

Expenses of the Depositary incurred on behalf of ADS Holders, including in connection with (a) compliance with applicable law or regulation (e.g., foreign exchange control regulations or any law or regulation relating to foreign investment), (b) stock transfer or other taxes and governmental charges, (c) electronic and facsimile transmission/delivery charges, (d) transfer or registration fees for the registration or transfers of underlying shares, and (e) the conversion of foreign currency into US dollars (which are paid out of such foreign currency)	Expenses payable at the sole discretion of the Depositary by billing ADS Holders or by deducting charges from one or more cash dividends or other cash distributions

The Depositary has agreed to waive the issuance fee for the issuance of ADSs against the deposit of Ordinary Shares in connection with certain events and not to charge ADS Holders for certain cash dividend fees or annual administrative service fees, unless otherwise agreed with the Company. In addition, the obligation under the Deposit Agreement to pay a cancellation fee on each tendered ADS in respect of which Ordinary Shares represented by ADSs are accepted for payment has been waived by the Depositary.

The Depositary has agreed to reimburse the Company up to a certain limit for certain expenses in connection with the maintenance of the ADS programme, including investor relations activities, listing fees and reasonable legal, audit and accounting fees. The Depositary has further agreed to waive, on an annual basis, servicing fees relating to routine corporate actions, as well as other administration and operating expenses, including maintenance of DR register, administration of ADS Holders’ accounts and custodian reconciliation.

Payment of Taxes

Unless already paid by the Company, ADS Holders must pay any tax or other governmental charge payable by the custodian or the Depositary on any ADS, deposited security or distribution. If an ADS Holder owes any tax or other governmental charge, the Depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADS Holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the Depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the Depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) to pay such taxes and distribute any remaining net proceeds to the ADS Holders entitled thereto.

By holding an ADS, or an interest therein, the holder thereof agrees to indemnify the Company, the Depositary, its custodian and any of the Company’s or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Limits on the Company’s obligations and the obligations of the Depositary; limits on liability to ADR holders and ADS Holders

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time, the Company or the Depositary or its custodian may require:

•

payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Ordinary Shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•

the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement.

The issuance of ADRs, the acceptance of deposits of Ordinary Shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of Ordinary Shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the Depositary; provided that the ability to withdraw Ordinary Shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the Depositary or the Company’s transfer books or the deposit of Ordinary Shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The Deposit Agreement expressly limits the obligations and liability of the Depositary, the Company and their respective agents. Neither the Company nor the Depositary nor any such agent will be liable if:

•

any present or future law, rule, regulation, fiat, order or decree of the United States, England and Wales or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of the Company’s articles of association, any act of God, war, terrorism or other circumstance beyond the Company’s, the Depositary’s or their respective agents’ control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or the ADRs provide shall be done or performed by the Company, the Depositary or their respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the Deposit Agreement or the ADR;

•	it performs its obligations under the Deposit Agreement and ADRs without gross negligence or bad faith;

•

it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting Ordinary Shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the Depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. The Company and its agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in the Company’s opinion may involve it in expense or liability, if indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required.

The Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the Deposit Agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The Depositary shall not be liable for the acts or omissions made by any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of deposited securities or otherwise.

Furthermore, the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of the Depositary. The Depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the Deposit Agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the Depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by such third party providers and local agents in providing the relevant information or services.

Additionally, none of the Company, the Depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-US tax paid against such holder’s or beneficial owner’s income tax liability. Neither the Company nor the Depositary shall incur any liability for any tax consequences that may be incurred by holders or beneficial owners on account of their ownership of ADRs or ADSs.

None of the Company, the Depositary or any of their agents shall be liable to registered holders of ADRs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the Deposit Agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the Depositary and/or the Company directly or indirectly arising out of or relating to the Ordinary Shares or other deposited securities, the ADSs or the ADRs, the Deposit Agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

The Depositary may own and deal in any class of the Company’s securities and in ADSs.

9.	Parties engaged in solicitations

The following parties have been engaged on behalf of the Company to make solicitations in connection with the Tender Offer:

Counterparty Bank

The Counterparty Bank and its affiliates have provided, and may in the future provide, various investment banking and other services to the Company, for which the Counterparty Bank has received and expects to receive, as the case may be, customary compensation from the Company. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Counterparty Bank and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in the Company’s securities.

Information Agent

The Company has retained Innisfree M&A Incorporated to act as Information Agent in connection with the Tender Offer with respect to ADS Holders and with respect to receiving inquiries from US Ordinary Shareholders. The Information Agent may contact Shareholders by mail, telephone, email, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Tender Offer to beneficial owners. The Information Agent will receive customary compensation for its services, will be reimbursed by the Company for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

The Company will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Counterparty Bank and the Information Agent as described above) for soliciting tenders of Ordinary Shares and ADSs pursuant to the Tender Offer. Shareholders holding Ordinary Shares or ADSs through brokers, banks or other nominees are urged to consult with such brokers, banks or nominees to determine whether transaction costs may apply if Shareholders tender Ordinary Shares of ADSs through such brokers, banks or nominees and not directly to the Tender Agent. The Company will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Circular and related materials to the beneficial owners of Ordinary Shares or ADSs held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorised to act as the Company’s agent or the agent of the Counterparty Bank or the Information Agent for the purposes of the Tender Offer. The Company will pay, or cause to be paid, all stock transfer taxes, if any, on the purchase of Ordinary Shares, except as otherwise described herein.

10.	Legal Proceedings

There are no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Company is aware) relating to the Tender Offer.

11.	Consents

J.P. Morgan Cazenove and Goldman Sachs International have each given, and not withdrawn, its written consent to the inclusion in this Circular of the references to its name in the form and context in which they are included.

Part VII

Further Information for ADS Holders

The following information is for ADS Holders wishing to participate in the Tender Offer with respect to ADSs and does not apply to Ordinary Shareholders. As a tender of ADSs will be deemed to be an instruction to the Tender Agent to cause the Custodian to tender the Ordinary Shares underlying tendered ADSs, ADS Holders should also review the entirety of this Circular as it contains information relevant to holders of ADSs as well as Ordinary Shareholders.

Introduction

The Board has arranged for the Counterparty Bank to provide ADS Holders with the opportunity to tender their ADSs, each ADS representing four Ordinary Shares, in the Tender Offer, upon the terms and Conditions set forth in this Circular. The Company intends to repurchase a maximum of 52.7 million of its Ordinary Shares (including Ordinary Shares represented by ADSs) for up to a maximum value of £176.69 million following the successful completion of the Tender Offer.

Each ADS represents four Ordinary Shares. Accordingly, the amount an ADS Holder will receive for each ADS in respect of which the underlying Ordinary Shares are successfully tendered under the Tender Offer (the “ADS Strike Price”) will be four times the Strike price.

Under the terms of the Tender Offer, ADS Holders are invited to tender their ADSs in a price range of 1,340 pence to 1,500 pence per ADS inclusive (which is currently equivalent to US$21.57 to US$24.15 per ADS), in increments of 20 pence only (which is currently equivalent to US$0.32).

Amounts in pounds sterling will be converted by the Tender Agent or the Depositary to US dollars (in the manner contemplated by the Deposit Agreement) and paid over to ADS Holders whose ADSs are successfully tendered (less any applicable fees and expenses contemplated thereunder).

The Information Agent with respect to the Tender Offer for ADSs is Innisfree M&A Incorporated. If you are an ADS Holder and have questions on how you can participate in the Tender Offer in respect of the ADSs, please call the Information Agent at 877 456-3510 (toll-free from the US) and +1 412-232-3651 (from other countries) from 9.00 a.m. to 8.00 p.m. (New York City time) Monday through Friday, and Saturday from 10.00 a.m. to 2.00 p.m. (New York City time). Banks, brokers and institutional holders may call +1 212-750-5833 (collect), Monday through Friday from 9.00 a.m. to 5.00 p.m. (New York City time).

Please note that for legal reasons the Information Agent will only be able to provide information contained in this Circular and the accompanying Tender Form and Letter of Transmittal and will be unable to give advice on the merits of the Tender Offer or to provide financial, investment or taxation advice. If you need additional copies of this Circular or the Letter of Transmittal (or the Tender Form for Ordinary Shares in the United States), please contact our Information Agent.

Expected Timetable

References below are to New York City time unless otherwise stated. If any of the times or dates set out herein should change, the revised times and/or dates will be notified to Shareholders by a public announcement and in accordance with the rules of the SEC.

Expected timetable applicable to ADS Holders
Commencement of Tender Offer	29 October 2012

Latest time and date for receipt by Tender Agent of Letters of Transmittal for ADSs or book-entry transfer of ADSs	5.00 p.m. on 28 November 2012

Announcement of results under Tender Offer	by 30 November 2012

Settlement date for purchases under the Tender Offer	30 November 2012

Credit of proceeds in respect of book entry ADSs	by 5 December 2012

Dispatch of cheques for Tender Offer proceeds and dispatch of balance ADRs, as applicable	by 5 December 2012

The dates and times set forth above are subject to the Company’s right or, upon certain conditions set forth in the US securities laws, the Company’s obligation to extend or amend the Tender Offer.

If the ADSs are held through a broker, dealer, commercial bank, trust company or other securities intermediary and the ADS Holder wishes to participate in the Tender Offer, such ADS Holder should provide tender instructions in accordance with the instructions provided by such intermediary in sufficient time so as to ensure that such intermediary can provide such instructions to the Depositary through the DTC system so as to be received no later than 5.00 p.m. (New York City time) on 28 November 2012 ( such date, as it may be extended by the Company, the “ADS Closing Date”).

The Tender Offer is conditional on the following conditions (the “Conditions”):

(a)

receipt of valid tenders in respect of at least 2,135,722 Ordinary Shares (including Ordinary Shares represented by ADSs) (representing 1.0 per cent. of the Company’s Issued Ordinary Share Capital as at 26 October 2012) by 3.00 p.m. (UK time) on the Ordinary Share Closing Date (unless the Tender Offer is extended);

(b)

the Counterparty Bank acting reasonably being satisfied at all times up to the Unconditional Time that the Company has complied with its obligations, and is not in breach of any of the representations and warranties given by it under the Option Agreement;

(c)

in the reasonable opinion of the Directors, there shall not have occurred prior to the Unconditional Time a material adverse change in or affecting, or any development reasonably likely to give rise to or involve a prospective material adverse change in or affecting, the condition (financial, operational, legal or otherwise), earnings, reserves, management, business affairs, solvency, properties, assets, liabilities, capitalisation, stockholders’ equity, operations, licences, results of operations, credit rating or prospects of the Company or any other member of the Group, whether or not arising in the ordinary course of business;

(d)	there shall not have occurred at any time prior to the Unconditional Time and it is unlikely that there will occur immediately after the Unconditional Time:

(i)

any material adverse change in the financial markets in the United States, the United Kingdom or in any member or associate member of the European Union or the international financial markets, any outbreak or escalation of hostilities, war, act of terrorism, declaration of emergency or martial law or other calamity or crisis or event or any change or development involving a prospective change in national or international political, financial, economic, monetary or market conditions or currency exchange rates or controls;

(ii)

any suspension of, or occurrence of material limitations to trading in any securities of the Company by the London Stock Exchange or the NASDAQ Global Market or any other exchange or over the counter market, or of trading generally on the London Stock Exchange or NASDAQ Global Market or minimum or maximum prices for trading having been fixed, or maximum ranges for prices of securities having been required, by any of said exchanges or by order of any governmental authority, or a material disruption in commercial banking or securities settlement or clearance services in the United States or in Europe; or

(iii)	a declaration of a banking moratorium by the United States, the United Kingdom or any member or associate member of the European Union,

(iv)

any threatened, instituted, or pending action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

(a)

challenges or seeks to challenge, restrain, prohibit or delay the making of the Tender Offer, the acquisition of the Ordinary Shares (including Ordinary Shares represented by ADSs) in the Tender Offer, or any other matter relating to the Tender Offer and subsequent repurchase of Ordinary Shares, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Tender Offer and subsequent repurchase of Ordinary Shares;

(b)

seeks to make the purchase of, or payment for, some or all of the Ordinary Shares (including Ordinary Shares represented by ADSs) pursuant to the Tender Offer illegal or results in a delay in the ability to accept for payment or pay for some or all of the Ordinary Shares;

(c)

seeks to make the repurchase, or payment for, some or all of the Ordinary Shares (including Ordinary Shares represented by ADSs) to be repurchased by the Company pursuant to the subsequent repurchase, illegal or results in a delay in the ability to accept payment or pay for some or all of such repurchased Ordinary Shares; or

(d)

otherwise could reasonably be expected to materially adversely affect the condition (financial, operational, legal or otherwise), earnings, reserves, management, business affairs, solvency, properties, assets, liabilities, capitalization, stockholders’ equity, operations, licenses, results of operations, credit rating or prospects of the Company or any other member of the Group or any of their respective affiliates, whether or not arising in the ordinary course of business, taken as a whole, or the value of the Ordinary Shares (including Ordinary Shares represented by ADSs);

(v)

any action taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Tender Offer and the subsequent repurchase of Ordinary Shares or the Company or any other member of the Group or any of their respective affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which,

(a)

indicates that any approval or other action of any such court, agency or authority may be required in connection with the Tender Offer, the purchase of the Ordinary Shares (including Ordinary Shares represented by ADSs) thereunder or the subsequent repurchase of Ordinary Shares;

(b)	could reasonably be expected to prohibit, restrict or delay consummation of the Tender Offer or the subsequent repurchase of Ordinary Shares; or

(c)

otherwise could reasonably be expected to materially adversely affect the condition (financial, operational, legal or otherwise), earnings, reserves, management, business affairs, solvency, properties, assets, liabilities, capitalization, stockholders’ equity, operations, licenses, results of operations, credit rating or prospects of the Company or any other member of the Group or any of their respective affiliates, whether or not arising in the ordinary course of business, taken as a whole, or the value of the Ordinary Shares (including Ordinary Shares represented by ADSs);

which in the opinion of the Counterparty Bank, acting reasonably, makes or would be likely to make it impracticable, impossible or unduly onerous to proceed with the Tender Offer as contemplated by this Circular;

(e)	at no time during which the Tender Offer remains open, shall the closing mid-market price of the Ordinary Shares on the London Stock Exchange have fallen below 250 pence per Ordinary Share; or

(f)

at no time during which the Tender Offer remains open, shall the aggregate value of the FTSE 250 Index have fallen more than 20 per cent. at the close of trading on any day from the aggregate value of 11,926 (being the aggregate value of the FTSE 250 Index as at the close of trading on 26 October 2012).

For these purposes, the “Unconditional Time” shall be, subject to the satisfaction or (in accordance with these terms and conditions) waiver, where applicable, of the Conditions referred to above, 3.00 p.m. (UK time) on the Ordinary Share Closing Date (unless the Tender Offer is extended).

The Counterparty Bank will not purchase the Ordinary Shares (including Ordinary Shares represented by ADSs) pursuant to the Tender Offer unless the Conditions have been satisfied or, as provided below, waived. In the event that the Condition listed in paragraph (c) shall not have been satisfied, the Company shall be entitled in its sole discretion to waive such Condition and to elect to proceed with the implementation of the Tender Offer. Furthermore, if the Condition listed in paragraph (d) has not been satisfied and is not waived by the Counterparty Bank, the Counterparty Bank will not purchase the Ordinary Shares pursuant to the Tender Offer. Subject to Section 3 below, if the Conditions are not satisfied or where applicable waived by 3.00 p.m. (UK time) on the Ordinary Share Closing Date (unless the Tender Offer is extended), the Tender Offer will lapse.

In the United States J.P. Morgan Securities LLC, the registered US broker-dealer affiliate of the Counterparty Bank, is also participating in the Tender Offer as required by US law.

1.	Information regarding the Company and the Tender Offer

CSR plc, a public company incorporated under the laws of England and Wales, is a global leader in creating multifunction platforms for the voice & music, automotive, camera and document imaging markets, using its connectivity, location, audio, video and imaging technologies.

The right to tender ADSs is being made available by the Company to holders of ADSs.

2.	Additional questions for ADS Holders

What is the deadline for returning my Letter of Transmittal?

Letters of Transmittal in respect of ADSs must be returned to the Depositary so as to be received no later than 5.00 p.m. (New York City time) on the ADS Closing Date. The Tender Offer with respect to the ADSs will close at that time and tenders received after that time will not be accepted (unless the Tender Offer is extended).

What should I do if I have lost my ADR and wish to participate in the Tender Offer?

If your ADR(s) have been lost, stolen, destroyed or mutilated, you should promptly call the Depositary at 800-990-1135 regarding the requirements for replacement of your ADR(s). You may be asked to post a bond to secure against the risk that the ADR(s) may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, stolen, destroyed or mutilated ADRs have been followed. You are urged to contact the Depositary immediately to ensure timely processing of documentation.

If my ADSs are held by my broker or other nominee, will that person tender my ADSs on my behalf?

Only if you provide instructions to your broker or other nominee to do so. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to tender your ADSs. Note that your broker or other nominee may establish a response deadline earlier than that which is established by other brokers and/or nominees and earlier than the deadline imposed by the Tender Agent. Without your specific instructions, your ADSs will not be tendered for purchase under the Tender Offer.

Can I tender my ADSs by guaranteed delivery?

No. ADSs may not be tendered in the Tender Offer by guaranteed delivery.

Can I withdraw my tender?

You can withdraw or amend your tender of ADSs up until 5.00 p.m. (New York City time) on the ADS Closing Date (unless the Tender Offer is extended). If not accepted for payment as provided in this Circular prior to 26 December 2012, you may also withdraw such ADSs at any time after 26 December 2012. The Ordinary Shares represented by ADSs tendered pursuant to the Tender Offer will be deemed to have been accepted for payment when, as and if the Company and the Counterparty Bank give written notice of acceptance to the Tender Agent. ADSs representing Ordinary Shares that are not accepted for payment will be returned by the Tender Agent.

When do I receive my cash?

Under the expected timetable of events as set forth above, it is anticipated that the Depositary will receive payment in pounds sterling on the purchase settlement date for the Ordinary Shares represented by ADSs purchased by the Counterparty Bank through the Tender Offer. As soon as practicable after the Tender Agent converts such payment into US dollars, the Tender Agent will dispatch cheques to registered ADS Holders entitled thereto and remit payment through DTC for further credit to its participants in respect of ADSs accepted for payment that were tendered through DTC.

Do I have to pay any costs and expenses?

Neither the Company nor the Counterparty Bank is imposing any fees in connection with the Tender Offer. In addition, the obligation under the Deposit Agreement to pay a cancellation fee on each tendered ADS in respect of which Ordinary Shares represented by the ADS are accepted for payment has been waived by the Depositary. If you own your ADSs through a bank, broker, dealer, trust company or other nominee and such nominee tenders your ADSs on your behalf, such nominee may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

What is the tax treatment for holders of ADSs?

For information on certain US taxation consequences of the Tender Offer with respect to ADSs please see Part V of this Circular. If you are in any doubt as to your tax position, or if you are subject to tax in a jurisdiction other than the US, you should consult an independent professional adviser.

3.	Additional terms and conditions of the Tender Offer in respect of ADSs

The Tender Offer commenced on 29 October, 2012 and is open to all ADS Holders. All or any part (representing whole ADSs) of ADS Holders’ ADS holdings may be tendered. If an ADS Holder does not tender all of such ADS Holder’s ADSs, the ADSs that are not tendered will remain outstanding and the Tender Offer will not affect the terms of such ADSs or of the underlying Ordinary Shares. Such holders will be entitled to receive dividends, interest, or other periodic distributions, as applicable, in accordance with the terms of the ADSs held.

The Tender Offer will close with respect to ADSs at 5.00 p.m. (New York City time) on the ADS Closing Date, which is one Business Day prior to the Ordinary Share Closing Date. No tenders of ADSs received after that time will be accepted (unless the Tender Offer is extended). If ADSs are held in a brokerage or custodian account through an agent, holders of such ADSs should be aware that banks, brokers and other nominee holders of ADSs generally establish their own earlier cut-off times and dates for receipt of instructions to ensure that those instructions will be timely received by DTC. ADS Holders are responsible for determining and complying with any applicable cut-off time and date. In addition, ADS Holders should be aware that ADSs may not be tendered by guaranteed delivery. After 5.00 p.m. (New York City time) on the ADS Closing Date, and prior to 3.00 p.m. (UK time) on the Ordinary Share Closing Date (unless in each case the Tender Offer is extended), the Tender Agent will instruct the Custodian to tender the number of Ordinary Shares underlying validly tendered ADSs in accordance with the procedures applicable to the tender of Ordinary Shares set forth in this Circular.

The results of the Tender Offer and, if applicable, the extent to which tenders will be scaled down, are expected to be announced by 8.00 a.m. (UK time) on or about 30 November 2012, unless the Tender Offer is extended. Subject to any applicable rules and regulations of the SEC, the Company also reserves the right, at any time prior to the announcement of the results of the Tender Offer, and with the prior consent of the Counterparty Bank, to extend the period during which the Tender Offer is open, in which event the term “ADS Closing Date” shall mean the time and date at which the Tender Offer applicable to Ordinary Shares represented by ADSs, as so extended, shall close. If the Tender Offer is extended, the Company will notify the Tender Agent by written notice. The Company shall also notify ADS Holders of any such revision, change or extension promptly by public announcement. The Company will post such announcement on its website, deliver such announcement through a Regulatory Information Service not later than 8.00 a.m. (UK time) on or about 30 November 2012 and by press release in the US and file such announcement with the SEC no later than the earlier of 9.00 a.m. (New York City time) and the first opening of the NASDAQ Global Market in each case, on the next US Business Day after the scheduled expiration date of the Tender Offer. Additionally, any change to the amount or percentage of Ordinary Shares (including Ordinary Shares represented by ADSs) that is subject to the Tender Offer will be made in accordance with any applicable US securities laws and, the rules of the NASDAQ Global Market.

All Ordinary Shares purchased under the Tender Offer (including Ordinary Shares represented by ADSs) will be purchased at the Strike Price, which will be determined by the method set out in this Circular. The Strike Price will not be known until after the end of the Tender Offer period and is expected to be announced on or about 30 November 2012 (unless the Tender Offer is extended). The Strike Price will be the lowest price per Ordinary Share in the Price Range that will allow the

Counterparty Bank to purchase the maximum number of Ordinary Shares (including Ordinary Shares represented by ADSs) for a total cost not exceeding £176.69 million. Ordinary Shares tendered at a price above the Strike Price will not be purchased under the Tender Offer.

Under the Option Agreement, the Company has granted to the Counterparty Bank a put option, pursuant to which, if exercised, the Company is obliged to purchase from the Counterparty Bank, at the Strike Price, the Ordinary Shares purchased by the Counterparty Bank pursuant to the Tender Offer. The Counterparty Bank has granted a call option to the Company under the Option Agreement, which, on exercise, obliges the Counterparty Bank to sell to the Company, at the Strike Price, the Ordinary Shares (including Ordinary Shares represented by ADSs) purchased by the Counterparty Bank pursuant to the Tender Offer if the Counterparty Bank does not exercise its put option. It is the Company’s intention to cancel all of the Ordinary Shares purchased by the Company under the Option Agreement.

If, as a result of proration, fewer than all four of the Ordinary Shares underlying an ADS are accepted pursuant to the Tender Offer, the ADS Holder will be entitled to receive payment in respect of the remaining Ordinary Shares in lieu of a fractional ADS. The Tender Agent will aggregate such fractional ADSs into whole ADSs which it will sell. The amount such ADS Holder receives will be based on the amount received from the sale of such ADSs by the Tender Agent. As a result, the amount such ADS Holder receives in respect of such Ordinary Shares may be more or less than the Strike Price. If the Ordinary Shares underlying an ADS Holder’s ADS are not accepted for purchase for any reason or a tender is withdrawn, those ADSs will be returned after the expiration of the Tender Offer or the proper withdrawal of the ADSs, as applicable.

If the Ordinary Shares underlying an ADS Holder’s ADSs are not accepted for purchase for any reason or a tender is withdrawn, those ADSs will be returned promptly after the expiration of the Tender Offer or, in the case of ADSs transferred through DTC, the unpurchased ADSs will be credited promptly to the account at DTC from which they were transferred.

ADS Holders whose tender is accepted will be paid in US dollars; however, the Tender Agent will receive payment for the Ordinary Shares represented by ADSs in pounds sterling. The Tender Agent will convert such funds into US dollars in the same manner as it would do so in its role as Depositary, and promptly after settlement thereof, pay for such Ordinary Shares. Therefore, at the time an ADS Holder tenders such ADSs, such ADS Holder will not be able to determine the exact US dollar amount of the cash consideration such ADS holder will receive in the Tender Offer. The actual amount of US dollars such ADS Holder receives will depend upon the exchange rate prevailing at the time the Tender Agent converts the pounds sterling into US dollars. ADS Holders should be aware that the US dollar/pound sterling exchange rate that is prevailing on the date on which ADSs are tendered may be different than the US dollar/pound sterling exchange rate prevailing at the time the pounds sterling are converted into US dollars. In all cases, fluctuations in the US dollar/pound sterling exchange rate are at the risk of the tendering ADS Holder who will receive their consideration in US dollars.

4.	Procedure for Tendering ADSs

Tender Agent

The Company has appointed JPMorgan Chase Bank, N.A. to act as the Tender Agent to facilitate the tendering of, and payment for, ADSs in the Tender Offer. ADS holders should direct executed Letters of Transmittal, if applicable, to the Tender Agent at the address set forth in the Letter of Transmittal.

If an ADS Holder is required to submit a Letter of Transmittal and such holder delivers ADRs or a Letter of Transmittal to an address other than the address set forth in the Letter of Transmittal, such tender of ADSs will not be effective.

Information Agent

The Company has appointed Innisfree M&A Incorporated to act as the Information Agent for the Tender Offer with respect to ADS Holders. This Circular, the Letter of Transmittal and other relevant materials have been or will be mailed or furnished to registered holder of ADSs. Information relating to the Tender Offer has been or will be mailed or furnished to beneficial holders of ADSs through such holder’s bank, broker or other custodian. Additional copies of these documents may be obtained by contacting the Information Agent at 877-456-3510 (toll-free from the US) and +1 412-232-3651 (from other countries) from 9.00 a.m. to 8.00 p.m. (New York City time) Monday through Friday, and Saturday from 10.00 a.m. to 2.00 p.m. (New York City time). Banks, brokers and institutional holders may call +1 212-750-5833 (collect), Monday through Friday from 9.00 a.m. to 5.00 p.m. (New York City time).

5.	Tender Instructions for ADS Holders

Tender Procedures

Any ADS Holder who holds ADSs in certificated form or on the books of the Depositary who wishes to tender pursuant to the Tender Offer should properly complete and duly execute a Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other required documents, and deliver such documents to the Tender Agent at the appropriate address set forth in the Letter of Transmittal. In addition, the ADRs evidencing the tendered ADSs must be received by the Tender Agent at the appropriate address or be delivered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of receipt of such transfer must be received by the Tender Agent). An ADS Holder who holds ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary, should provide tender instructions in accordance with the instructions provided by such intermediary.

Completed documents should be received by the Tender Agent as soon as possible and in any event, by not later than 5.00 p.m. (New York City time), on the ADS Closing Date (unless the Tender Offer is extended).

Delivery of a properly completed and executed Letter of Transmittal, the relevant ADRs and other required documents to the Tender Agent by an ADS Holder will be deemed (without any further action by the Tender Agent) to constitute a tender of ADSs by such ADS Holder as indicated in the Letter of Transmittal, subject to the terms and conditions described in the Letter of Transmittal. If ADSs are tendered, then a separate tender of the Ordinary Shares represented by such ADSs may not be made.

No alternative, conditional or contingent tender will be valid and no fractional ADSs will be purchased. All tendering ADS Holders, by execution of the Letter of Transmittal (or facsimile thereof), waive any right to receive any notice of the acceptance of their ADSs for payment.

Book-Entry Transfer of ADSs

The Tender Agent will establish an account at The Depository Trust Company (“DTC”) with respect to the ADSs held in book-entry form for the purposes of the Tender Offer. Any financial institution that is a participant in any of DTC’s systems may make book-entry delivery of ADSs by causing DTC to transfer such ADSs into the Tender Agent’s account at DTC in accordance with DTC’s procedure for such transfer.

Although delivery of ADSs may be effected through book-entry transfer into such account of the Tender Agent at DTC, Ordinary Shares represented by ADSs will be counted as valid tenders for the purposes of determining the number of Ordinary Shares that have been validly tendered and not withdrawn only after timely confirmation utilizing DTC’s Automated Tender Offer Program (an “ATOP Confirmation”) of such book-entry transfer of ADSs into the Tender Agent’s account, and timely receipt by the Tender Agent of an Agent’s Message and any other documents required by the Letter of Transmittal.

The term “Agent’s Message” means a message transmitted by DTC and received by the Tender Agent and forming part of an ATOP Confirmation, which states that DTC has received an express acknowledgement from a participant in DTC tendering ADSs which are the subject of such ATOP Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Counterparty Bank may enforce such agreement against such participant. Delivery of documents to DTC in accordance with DTC’s procedures (including DTC’s ATOP procedures, if applicable) does not constitute delivery to the Depositary.

Tenders of ADSs pursuant to any one of the procedures described above and the instructions to the Letter of Transmittal will constitute the tendering ADS Holder’s acceptance of the terms and Conditions of the Tender Offer, as well as the representation and warranty to the Counterparty Bank that (i) such

ADS Holder has a net long position in the ADSs or equivalent securities being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, and (ii) the tender of such ADSs complies with Rule 14e-4 of the Exchange Act. The Counterparty Bank’s acceptance for payment of Ordinary Shares underlying ADSs tendered pursuant to the Tender Offer will constitute a binding agreement between the tendering ADS Holder and the Counterparty Bank, upon the terms and subject to the Conditions of the Tender Offer.

All successfully tendered Ordinary Shares represented by ADSs successfully tendered will be purchased by the Counterparty Bank, as principal, at the Strike Price.

Method of Delivery

The method of delivery of ADRs and all other required documents is at the option and risk of the tendering ADS Holder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Undertakings. The execution of the Letter of Transmittal or an ATOP Confirmation (as the case may be) shall constitute an offer to sell to the Counterparty Bank the Ordinary Shares underlying such number of ADSs (each ADS representing 4 Ordinary Shares) as is specified in such Letter of Transmittal or ATOP Confirmation, in each case, on and subject to the terms and Conditions of the Tender Offer.

Partial Tenders (Not Applicable to ADS Holders Who Tender by Book-Entry Transfer)

If fewer than all the ADSs evidenced by an ADR delivered to the Tender Agent by an ADS Holder are to be tendered pursuant to the Tender Offer, such person should fill in the number of ADSs that is to be tendered with respect to a given ADR in the section labeled “Section C – Total Number of ADSs Tendered” in the Letter of Transmittal. In such case, a new ADR in book-entry form for the remaining ADSs evidenced by the old ADR will be issued to the registered holder as soon as practicable after announcement of the take-up level. All ADSs evidenced by ADRs properly delivered to the Tender Agent will be deemed to have been tendered at the price(s) properly set forth in the Letter of Transmittal.

Irregularities; Validity of Tender

If a registered ADS Holder fails to enter a price in the Letter of Transmittal with respect to ADSs evidenced by one or more ADRs enclosed with a signed Letter of Transmittal, the holder will be deemed for the purpose of the Tender Offer to have tendered the designated number of ADSs at the ADS Strike Price. If an ADS Holder does not indicate the number of ADSs tendered, such holder will be deemed to have tendered all ADSs represented by the ADR(s) enclosed with the Letter of Transmittal.

All questions as to the number of ADSs to be accepted, the price to be paid therefor and the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tender of ADSs will be determined by the Company, which determination shall be final and binding on all of the parties (except as otherwise required under applicable law). The Company reserves the absolute right to reject any or all tenders of ADSs determined not to be in proper form and to waive any defect or irregularity in the tender of ADSs. No tender of ADSs will be deemed to be validly made until all defects or irregularities have been cured or waived. In the event of a waiver, the consideration under the Tender Offer will not be dispatched until after the Letter of Transmittal, together with any required signature guarantees, is complete in all respects and the ADRs and/or other document(s) of title satisfactory to the Tender Agent have been received. None of the Company, the Counterparty Bank, the Receiving Agent, the Tender Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

Signatures on Letter of Transmittal, Stock Powers and Endorsements

If the Letter of Transmittal is signed by the registered holder(s) of the ADSs being tendered hereby, the signature(s) must correspond with the name(s) as written on the face of the ADRs without any change whatsoever. If any of the ADSs being tendered hereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any of the ADSs being tendered with the Letter of Transmittal are registered in different names on different ADRs, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of ADSs.

If the Letter of Transmittal or any ADRs or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Company of their authority so to act must be submitted.

When the Letter of Transmittal is signed by the registered holder(s) of the ADSs listed and transmitted thereby, no endorsements of certificates or separate stock powers are required unless payment of the purchase price and/or delivery of ADRs for ADSs not tendered or not purchased are to be issued to a person other than the registered holder(s). Signatures on such ADRs or stock powers must be guaranteed by a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program (an “Eligible Institution”).

If the Letter of Transmittal is signed by a person other than the registered holder(s) of the ADSs listed, the ADRs must be endorsed or accompanied by appropriate stock powers signed exactly as the name(s) of the registered holder(s) appear(s) on the ADRs evidencing such ADSs. Signatures on such ADRs or stock powers must be guaranteed by an Eligible Institution.

If You Require Additional Assistance

If you have questions regarding the Tender Offer with respect to ADSs, please telephone the Information Agent at 877-456-3510 (toll-free from the US) and +1 412-232-3651 (from other countries). Banks, brokers and institutional holders may call +1 212-750-5833 (collect). Please note that for legal reasons the Information Agent will only be able to provide information contained in this Circular and the accompanying Tender Form and Letter of Transmittal and will be unable to give advice on the merits of the Tender Offer or to provide financial, investment or taxation advice. If you need additional copies of this Circular or the Letter of Transmittal (or the Tender Form for Ordinary Shares in the United States), please telephone the Information Agent at 877-456-3510 (toll-free from the US) and +1 412-232-3651 (from other countries) from 9.00 a.m. to 8.00 p.m. (New York City time) Monday through Friday, and Saturday from 10.00 a.m. to 2.00 p.m. (New York City time). Banks, brokers and institutional holders may call 212-750-5833 (collect), Monday through Friday from 9.00 a.m. to 5.00 p.m. (New York City time).

6.	Rights of withdrawal for ADS Holders

Except as otherwise provided in this Section VII, tenders of ADSs pursuant to the Tender Offer are irrevocable. ADSs tendered pursuant to the Tender Offer may be withdrawn in accordance with the procedures described below, but in no event later than 5.00 p.m. (New York City time) on the ADS Closing Date (unless the Tender Offer is extended). If the Ordinary Shares represented by such ADS are not accepted for payment as provided in this Circular prior to 26 December 2012, you may also withdraw such ADSs at any time after 26 December 2012. The Ordinary Shares represented by the ADSs tendered pursuant to the Tender Offer will be deemed to have been accepted for payment when, as and if the Company and the Counterparty Bank give written notice of acceptance to the Tender Agent.

To be effective, a written notice of withdrawal must be received by the Tender Agent and must specify the name of the person having tendered ADSs in the Tender Offer, the number of ADSs to be withdrawn and (if an ADR has been delivered) the name of the registered holder of the ADSs, as the case may be, if different from the name of the person who tendered such securities pursuant to the Tender Offer.

If ADSs have been delivered or otherwise been identified to the Tender Agent then, prior to the physical release of such ADSs, the certificate numbers shown on the ADRs which evidence such ADSs must be submitted and, unless the ADS evidenced by such ADRs have been delivered by an Eligible Institution or the Tender Offer accepted by means of a Letter of Transmittal, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If ADSs have been delivered pursuant to the procedures for book-entry transfer described in Section 5 of this Part VII, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn ADSs and must otherwise comply with DTC’s procedures. Withdrawals of tendered ADSs may not be rescinded, and any ADS properly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. However, withdrawn ADSs may be re-tendered by again following the procedures described in Section 5 of this Part VII at any time on or prior to 5.00 p.m. (New York City time) on the ADS Closing Date (unless the Tender Offer is extended).

All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by the Company in its sole discretion, which determination shall be final and binding (except as otherwise required under applicable law). None of the Company, the Counterparty Bank, the Tender Agent, the Depositary or any other person is or will be obligated to give notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice.

7.	Settlement

If the aggregate value at the Strike Price of all validly tendered Ordinary Shares (including Ordinary Shares represented by ADSs) exceeds £176.69 million, not all of the Ordinary Shares (including Ordinary Shares represented by ADSs) validly tendered will be accepted and purchased. In these circumstances, the number of Ordinary Shares (including Ordinary Shares represented by ADSs) which will be accepted and purchased will be as follows:

(a)

all valid tenders of Ordinary Shares represented by ADSs at a price at or (if applicable) below the Strike Price or as a Strike Price Tender by a Shareholder will be scaled down pro-rata to the total number of Ordinary Shares represented by ADSs so tendered by that Shareholder, such that the total cost of Ordinary Shares (including Ordinary Shares represented by ADSs) purchased pursuant to the Tender Offer does not exceed £176.69 million; and

(b)	all tenders of Ordinary Shares represented by ADSs at a price above the Strike Price will be rejected and will not be purchased by the Counterparty Bank.

Payment of the consideration due under the Tender Offer will be sent by first class mail to the respective ADS Holders or their appointed agents on or about the dates designated in the “Expected Timetable Applicable to ADS Holders”, at the risk of the person entitled thereto. Payment of the consideration due under the Tender Offer to beneficial owners of ADSs held through a broker or nominee participant of DTC will be made through DTC. All cash payments of proceeds for successfully tendered Ordinary Shares represented by ADSs under the Tender Offer will be made (i) by the Counterparty Bank in pounds sterling by CREST payment to the nominee account of the Depositary, in respect of Ordinary Shares underlying the ADSs and then (ii) after conversion thereof by the Tender Agent, in US dollars by check drawn on or in the case of payment to Cede & Co., as nominee for DTC, by wire transfer issued by a US bank, in respect of ADSs purchased in the Tender Offer. The actual amount of US dollars received will depend upon the exchange rate obtained when such currency is exchanged. In all cases, fluctuations in the US dollar/pound sterling exchange rate are at the risk of the tendering ADS Holders who will receive their consideration in US dollars.

Additional Copies of Tender Instruments

All ADS Holders who hold ADSs in certificated form or on the books of the Depositary are being sent a Letter of Transmittal for use in tendering their ADSs pursuant to the Tender Offer. Any ADS Holder that also holds Ordinary Shares in certificated form may request copies of the Tender Form to tender such Ordinary Shares by phoning the Information Agent.

8.	Procedures for nominees

Nominees, such as brokers, trustees or depositories for securities, who hold ADSs for the account of others should notify and distribute this Circular and the Letter of Transmittal (or requests for instructions regarding tenders) to the respective beneficial owners of such ADSs as soon as possible to ascertain such beneficial owners’ intentions and to obtain instructions with respect to the Tender Offer. If a beneficial owner so instructs, the nominee should complete the Letter of Transmittal and submit it (if the nominee is the registered holder of such ADSs on the books of the Depositary) to the Tender Agent or follow the procedures within DTC and send an Agent’s message and the ADSs to the account of the Tender Agent through such system. In addition, beneficial owners should contact the nominee and request the nominee to effect tenders in accordance with the beneficial owner’s instructions.

Beneficial owners who hold ADSs through more than one bank, broker or other nominee should arrange for separate tenders to be submitted by each such registered holder.

9.	Certain provisions concerning tenders

The failure of any person to receive a copy of this Circular or the Letter of Transmittal shall not invalidate any aspect of the Tender Offer. Additional copies of this Circular and the Letter of Transmittal may be obtained from the Depositary or the Information Agent at the addresses and telephone numbers set forth below. No acknowledgment of receipt of any Tender Forms, Letters of Transmittal, certificates and/or other documents of title will be given.

10.	Additional Information for ADS Holders

The Information Agent with respect to the Tender Offer for ADSs is Innisfree M&A Incorporated. If you are an ADS Holder and have questions on how you can participate in the Tender Offer in respect of the ADSs, please call the Information Agent at 877-456-3510 (toll-free from the US) and +1 412-232-3651 (from other countries) from 9.00 a.m. to 8.00 p.m. (New York City time) Monday through Friday, and Saturday from 10.00 a.m. to 2.00 p.m. (New York City time). Banks, brokers and institutional holders may call +1 212-750-5833 (collect), Monday through Friday from 9.00 a.m. to 5.00 p.m. (New York City time).

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, the Company has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Tender Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be obtained by mail from the Public Reference Section of the SEC, 100F Street, N.E., Room 1580, Washington D.C. 20549, at prescribed rates. The SEC also maintains a website on the internet at www.sec.gov that contains reports and other information that the Company files with or furnishes to the SEC, including the Schedule TO and the exhibits and any amendments and supplements thereto.

Part VIII

Definitions

The following definitions apply throughout this Circular unless the context requires otherwise:

ADR

American Depositary Receipt representing ADSs

ADS

American Depositary Shares, each representing 4 Ordinary Shares;

ADS Closing Date

28 November 2012 in respect of ADSs representing Ordinary Shares tendered or such other date as may be determined in accordance with Part VII of this Circular;

ADS Holders

holders of ADSs;

ADS Strike Price

four times the Strike Price;

ARAN message

a registrar’s adjustment message (as defined in the CREST Manual);

Board

the board of Directors of the Company from time to time;

Business Day

any day other than a Saturday, Sunday or public holiday in England and Wales or, where the context requires, New York City;

Circular

this document;

Code

The United States Internal Revenue Code of 1986, as amended;

Companies Act 2006

the Companies Act of England and Wales 2006, as amended from time to time;

Company

CSR plc, a company incorporated in England and Wales with registered number 04187346, whose registered office is at Churchill House, Cambridge Business Park, Cowley Road, Cambridge, CB4 0WZ;

Conditions

the conditions of the Tender Offer as set out in Parts IV and VII of this Circular;

Counterparty Bank or
J.P. Morgan Cazenove

J.P. Morgan Securities plc, which conducts its UK investment banking activities as J.P. Morgan Cazenove, and/or its affiliates, including J.P. Morgan Securities LLC, as the context requires;

CREST

the system of paperless settlement of trades in securities and the holding of uncertificated securities operated by Euroclear UK and Ireland Limited in accordance with the Uncertificated Securities Regulations 2001;

CREST Manual

the Manual, as amended from time to time, produced by Euroclear UK and Ireland Limited describing the CREST system and supplied by Euroclear UK and Ireland Limited to users and participants thereof;

CREST member

a person who has been admitted by Euroclear UK as a system-member (as defined in the CREST Regulations);

CREST Participant

a person who is, in relation to CREST, a system participant (as defined in the CREST Regulations);

CREST Regulations

the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755), as amended from time to time;

CREST Sponsor

a CREST participant admitted to CREST as a CREST sponsor;

CREST Sponsored Member

a CREST member admitted to CREST as a sponsored member;

CSOP

the CSR plc Share Option Plan;

Custodian

JP Morgan Chase Bank, N.A. London Branch;

Depositary

JP Morgan Chase Bank, N.A.;

Directors

the directors of the Company, whose names are set out in paragraph 3 of Part VI (Additional Information) of this Circular (or, where the context requires, the directors of the Company from time to time);

Disclosure and Transparency Rules

the Disclosure and Transparency Rules of the FSA;

Electronic Tender

the inputting and settlement of a TTE Instruction in accordance with the procedures set out in Part IV of this Circular which constitutes or is deemed to constitute a tender of Ordinary Shares pursuant to and on the terms of the Tender Offer as set out in this Circular;

Equiniti or the Company’s Registrar

Equiniti Limited, or, in certain circumstances, Equiniti Financial Services Limited, an affiliate of Equiniti Limited, both of Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA;

Equity Investment

the investment of £22,132,750 by Samsung on 5 October 2012 for an equity stake in return for new ordinary shares in the Company representing 4.9 per cent. of the then issued share capital of the Company at a price of 223 pence per share;

ESA instruction

an escrow account adjustment input (AESN), transaction type “ESA” (as defined by the CREST Manual issued by Euroclear);

Escrow Agent

Citibank, N.A., London Branch;

Escrow Amount

an amount equal to the maximum amount required to be paid by the Company to the Counterparty Bank in order to effect the subsequent repurchase of Ordinary Shares (including Ordinary Shares represented by ADSs) following the Tender Offer;

Euroclear

Euroclear UK & Ireland Limited, the operator of CREST;

Exchange Act

United States Securities Exchange Act of 1934, as amended;

Executive Directors

the executive directors of the Company as at the date of this Circular and “Executive Director” means any one of them;

FSA or Financial Services Authority

the Financial Services Authority of the UK or any successor authority or authorities;

FSMA

the Financial Services and Markets Act 2000 (as amended from time to time);

General Meeting

the general meeting of the Company held on 17 August 2012;

Goldman Sachs International

Goldman Sachs International (financial adviser to the Company in connection with the Tender Offer);

Group

the Company and its subsidiaries from time to time;

Information Agent

Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022;

Issued Ordinary Share Capital

the issued Ordinary Shares in the capital of the Company;

Letter of Transmittal

the Letter of Transmittal issued with this Circular to registered ADS holders in connection with the Tender Offer;

Listing Rules

the Listing Rules of the UK Listing Authority;

London Stock Exchange

the London Stock Exchange plc;

Maximum Price

375 pence per Ordinary Share or 1,500 pence per ADS, as applicable;

member account ID

the identification code or number attached to any member account in CREST;

Minimum Price

335 pence per Ordinary Share or 1,340 pence per ADS, as applicable;

Non-Executive Directors

the non-executive directors of the Company as at the date of this Circular and “Non-Executive Director” means any one of them;

Option Agreement

the option agreement between J.P. Morgan Cazenove and the Company dated 29 October 2012, as described in paragraph 8 of Part VI of this Circular;

Ordinary Share Closing Date

29 November 2012 in respect of Ordinary Shares tendered in the UK or such other date as may be determined in accordance with paragraph 2.22 of Part IV of this Circular;

Ordinary Shareholder(s)

the holder(s) of Ordinary Shares from time to time;

Ordinary Shares

the ordinary shares of £0.001 each in the share capital of the Company;

Overseas Shareholders

a Shareholder who is a resident in, or a citizen of, a jurisdiction outside the United Kingdom;

participant ID

the identification code or membership number used in CREST to identify a particular CREST member or other CREST participant;

pounds sterling, £ or pence

pounds sterling, the lawful currency of the UK;

Price Range

335 pence to 375 pence with respect to Ordinary Shares and 1,340 pence to 1,500 pence with respect to ADSs;

Reference Date

26 October 2012, being the latest practicable date prior to the publication of this Circular;

Registrar

Equiniti, Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA;

Receiving Agent

Equiniti, Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA;

Regulatory Information Service

any of the services set out in appendix 3 of the Listing Rules;

SAYE

the Save-As-You-Earn Share Option Scheme;

Samsung

Samsung Electronics Co., Ltd whose registered office is at 416 Maetan-Dong, Youngtong-Gu, Suwon City, Gyeonggi-Do, Korea (a company organised under the laws of the Republic of Korea);

SEC

the United States Securities and Exchange Commission;

Shareholders

the holders of Ordinary Shares or ADSs, as applicable, from time to time;

Shareholder Helpline

the helpline available to Shareholders in connection with the Tender Offer in respect of Ordinary Shares;

Share Plan

the CSR employee share plans;

Strike Price

the price per Ordinary Share at which the successfully tendered Ordinary Shares will be acquired by J.P. Morgan Cazenove which will be determined in accordance with the provisions of Part IV of this Circular;

Strike Price Tenders

tenders of Ordinary Shares at the Strike Price or of ADSs at the ADS Strike Price, as applicable, in each case rather than at a specific numerical price in the Price Range;

subsidiary

a subsidiary as that term is defined in section 1159 of the Companies Act 2006;

Takeover Code

the City Code on Takeovers and Mergers;

Tender Agent

JPMorgan Chase Bank, N.A.;

Tender Form

the form enclosed with this Circular for use by Ordinary Shareholders who hold Ordinary Shares in certificated form in connection with the Tender Offer;

Tender Offer

the invitation by the Counterparty Bank to Shareholders to tender Ordinary Shares including Ordinary Shares represented by ADSs to the Counterparty Bank on the terms and Conditions set out in this Circular and also, in the case of certificated Ordinary Shares only, the Tender Form;

TFE Instruction

a transfer from escrow instruction (as defined by the CREST Manual issued by Euroclear);

TTE Instruction

a transfer to escrow instruction (as defined by the CREST Manual issued by Euroclear);

Transaction

the transfer by the Company of its development operations in handset connectivity and location, including 311 people, together with certain rights over the Company’s technology in these areas for a consideration of US$310 million pursuant to the agreement dated 17 July 2012 between, amongst others, the Company and Samsung;

UK Listing Authority

the Financial Services Authority acting in its capacity as the competent authority for the purposes of FSMA;

uncertificated form

recorded on the register as being held in uncertificated form in CREST and title to which, by virtue of the Uncertified Securities Regulations, may be transferred by means of CREST;

Unconditional Time

has the meaning given to it in paragraph 2.1 of Part IV of the Circular;

United Kingdom or UK

The United Kingdom of Great Britain and Northern Ireland;

United States or US

the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

US Business Day

a day other than a Saturday, Sunday or public holiday in New York City;

US dollar or USD or $

the lawful currency of the United States; and

US Shareholders

Shareholders who are located in the US.